EXHIBIT 10.4

EXECUTION VERSION

CREDIT AGREEMENT

among

PSIVIDA CORP.,

as Borrower,

SWK FUNDING LLC,

as Agent, Sole Lead Arranger and Sole Bookrunner,

and

the financial institutions party hereto from time to time as Lenders

Dated as of March 28, 2018

- i -

4.9	No Material Adverse Effect		35
4.10	Minimum Capital Raise		36
4.11	Closing Date Acquisition		36

Section 5	Representations and Warranties		36
5.1	Organization		36
5.2	Authorization; No Conflict		36
5.3	Validity; Binding Nature		37
5.4	Financial Condition		37
5.5	No Material Adverse Change		37
5.6	Litigation		37
5.7	Ownership of Properties; Liens		37
5.8	Capitalization		37
5.9	Pension Plans		38
5.10	Investment Company Act		38
5.11	No Default		38
5.12	Margin Stock		38
5.13	Taxes		38
5.14	Solvency		38
5.15	Environmental Matters		38
5.16	Insurance		39
5.17	Information		39
5.18	Intellectual Property; Products and Services		39
5.19	[Reserved]		40
5.20	Labor Matters		40
5.21	Material Contracts		41
5.22	Compliance with Laws; Health Care Laws		41
5.23	Existing Indebtedness; Investments, Guarantees and Certain Contracts		42
5.24	Affiliated Agreements		42
5.25	Names; Locations of Offices, Records and Collateral; Deposit Accounts		43
5.26	Non-Subordination		43
5.27	Broker’s or Finder’s Commissions		43
5.28	Anti-Terrorism; OFAC		43
5.29	Security Interest		44
5.30	Survival		44

Section 6	Affirmative Covenants		44
6.1	Information		44
	6.1.1	Annual Report	44
	6.1.2	Interim Reports	45
	6.1.3	Revenue-Based Payment Reconciliation	45
	6.1.4	Compliance Certificate	46
	6.1.5	Reports to Governmental Authorities and Shareholders	46
	6.1.6	Notice of Default; Litigation	46
	6.1.7	Management Report	47
	6.1.8	Projections	47
	6.1.9	Updated Schedules to Guarantee and Collateral Agreement	48
	6.1.10	Other Information	48
6.2	Books; Records; Inspections		48
6.3	Conduct of Business; Maintenance of Property; Insurance		49
6.4	Compliance with Laws; Payment of Taxes and Liabilities		50

- ii -

6.5	Maintenance of Existence		51
6.6	Employee Benefit Plans		51
6.7	Environmental Matters		51
6.8	Further Assurances		51
6.9	Compliance with Health Care Laws		52
6.10	Cure of Violations		53
6.11	Corporate Compliance Program		53
6.12	[Reserved]		53
6.13			53

Section 7	Negative Covenants		53
7.1	Debt		53
7.2	Liens		55
7.3	Dividends; Redemption of Equity Interests		57
7.4	Mergers; Consolidations; Asset Sales		58
7.5	Modification of Organizational Documents		59
7.6	Use of Proceeds		59
7.7	Transactions with Affiliates		60
7.8	Inconsistent Agreements		60
7.9	Business Activities		60
7.10	Investments		61
7.11	Restriction of Amendments to Certain Documents		62
7.12	Fiscal Year		62
7.13	Financial Covenants		62
	7.13.1	Consolidated Unencumbered Liquid Assets	62
	7.13.2	Minimum Aggregate Revenue	63
	7.13.3	Minimum EBITDA	63
7.14	Deposit Accounts		63
7.15	[Reserved]		64
7.16	Regulatory Matters		64
7.17	Name; Permits; Dissolution; Insurance Policies; Disposition of Collateral; Taxes; Trade Names		64
7.18	Truth of Statements		64

Section 8	Events of Default; Remedies		65
8.1	Events of Default		65
	8.1.1	Non-Payment of Credit	65
	8.1.2	Default Under Other Debt	65
	8.1.3	Bankruptcy; Insolvency	65
	8.1.4	Non-Compliance with Loan Documents	66
	8.1.5	Representations; Warranties	66
	8.1.6	Pension Plans	66
	8.1.7	Judgments	67
	8.1.8	Invalidity of Loan Documents or Liens	67
	8.1.9	Invalidity of Subordination Provisions	67
	8.1.10	Change of Control	67
	8.1.11	Certificate Withdrawals, Adverse Test or Audit Results, and Other Matters	67
	8.1.12	Material Adverse Effect	68
8.2	Remedies		68

- iii -

Section 9	Agent		69
9.1	Appointment; Authorization		69
9.2	Delegation of Duties		69
9.3	Limited Liability		69
9.4	Reliance		69
9.5	Notice of Default		70
9.6	Credit Decision		70
9.7	Indemnification		70
9.8	Agent Individually		71
9.9	Successor Agent		71
9.10	Collateral and Guarantee Matters		72
9.11	Intercreditor Agreements		72
9.12	Actions in Concert		73

Section 10	Miscellaneous		73
10.1	Waiver; Amendments		73
10.2	Notices		74
10.3	Computations		74
10.4	Costs; Expenses		75
10.5	Indemnification by Borrower		75
10.6	Marshaling; Payments Set Aside		76
10.7	Nonliability of Lenders		76
10.8	Assignments		77
	10.8.1	Assignments	77
10.9	Participations		78
10.10	Confidentiality		79
10.11	Captions		80
10.12	Nature of Remedies		80
10.13	Counterparts		80
10.14	Severability		80
10.15	Entire Agreement		80
10.16	Successors; Assigns		80
10.17	Governing Law		81
10.18	Forum Selection; Consent to Jurisdiction		81
10.19	Waiver of Jury Trial		81
10.20	Patriot Act		81
10.21	Independent Nature of Relationship		82
10.22	SWK Status		82

- iv -

Annexes

Annex I	Commitments and Pro Rata Term Loan Shares
Annex II	Addresses

Exhibits

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Note

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of March 28, 2018 (the “Closing Date”), among PSIVIDA CORP., a Delaware corporation (“Borrower”), the financial institutions party hereto from time to time as lenders (each a “Lender” and collectively, the “Lenders”) and SWK FUNDING LLC (in its individual capacity, “SWK”), as Agent for all Lenders.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (the “Acquisition Agreement”) by and among Borrower, Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Borrower (“Merger Sub”), Icon Bioscience, Inc., a Delaware corporation (“Icon”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the stockholders of Icon, Merger Sub and Icon will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Icon, with Icon as the surviving corporation (the “Merger”);

WHEREAS, Borrower has asked the Lenders to extend credit to Borrower consisting of (a) an initial Term Loan in the aggregate principal amount of $15,000,000 to be used in part to fund the Merger and (b) a Subsequent Term Loan in an aggregate principal amount of up to $5,000,000; and

WHEREAS, the Lenders are severally, and not jointly, willing to extend such credit to Borrower subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1 Definitions; Interpretation.

1.1 Definitions.

When used herein the following terms shall have the following meanings:

Account Control Agreement means, individually and collectively, any account control or similar agreement(s) entered into from time to time at Agent’s request, among a Loan Party, Agent and any third party bank or financial institution at which such Loan Party maintains a Deposit Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) a Product Acquisition, or (d) a merger or consolidation or any other combination (other than a merger, consolidation or combination that effects a Disposition) with another Person (other than a Person that is already a Subsidiary).

Acquisition Agreement shall have the meaning set forth in the Recitals.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) other than with respect to any Lender, any manager, officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. For purposes of the definition of the term “Affiliate”, other than with respect to any Lender, a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of Borrower or of any Subsidiary.

Agent means SWK in its capacity as administrative agent for all Lenders hereunder and any successor thereto in such capacity.

Aggregate Revenue means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of revenue recognized under GAAP (including, for the avoidance of doubt, for any period, the applicable portion of any one-time upfront cash payment with respect to any such revenues for which GAAP required the recognition of revenue from such cash payment to be deferred over time), consistently applied, less all rebates, discounts and other price allowances. “Aggregate Revenue” shall be determined in a manner consistent with the methodologies, practices and procedures used in developing Borrower’s audited financial statements.

Agreement has the meaning set forth in the Preamble.

Approved Fund means any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Authorization shall have the meaning set forth in Section 5.22(b).

Borrower shall have the meaning set forth in the Preamble.

Business Day means any day on which commercial banks are open for commercial banking business in Dallas, Texas, and, in the case of a Business Day which relates to the calculation of LIBOR, on which dealings are carried on in the London interbank Eurodollar market.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least “A-l” by Standard & Poor’s Ratings Group or “P-l” by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one-hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements, (f) cash, (g) other short term liquid investments approved in writing by Agent (such approval not to be unreasonably withheld or delayed), and (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Loan Parties or any of their Subsidiaries organized in such jurisdiction.

Change of Control means the occurrence of any of the following, unless such action has been consented to in advance in writing by Agent in its sole discretion:

(i) any Person (other than a Permitted Holder or any employee benefit plan of a Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acquires the direct or indirect ownership of more than fifty-one percent (51%) of the issued and outstanding voting Equity Interests of Borrower;

(ii) fifty percent (50%) or more of the members of the Board of Directors (or other applicable governing body) of Borrower on any date shall not have been (x) members of the Board of Directors (or other applicable governing body) of Borrower on the date twelve (12) months prior to such date, (y) approved (by recommendation, nomination, election or otherwise) by Persons who constitute at least a majority of the members of the Board of Directors (or other applicable governing body) of Borrower as constituted on the date twelve (12) months prior to such date or (z) approved (by recommendation, nomination, election or otherwise) by Persons referred to in clauses (x) and (y) above constituting at the time of such approval at least a majority of the members of the Board of Directors (or other applicable governing body) of Borrower;

(iii) except as otherwise permitted by Section 7.4(a), Borrower shall at any time fail to own, directly or indirectly, (a) one hundred percent (100%) of the Equity Interests of each of the Guarantors other than Icon and (b) at least ninety-eight percent (98%) of the Equity Interests in Icon;

(iv) a Key Person Event;

(v) any “change in/of control” or similar event in any document governing indebtedness of any Loan Party (other than any Loan Documents) in excess of $500,000, individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof; or

(vi) except as otherwise permitted by Section 7.4(b), the sale of all or substantially all of the assets of Borrower or any of its Subsidiaries, or any merger or consolidation by Borrower or any of its Subsidiaries not otherwise permitted by Section 7.4(a).

Closing Date shall have the meaning set forth in the Preamble.

Closing Date Acquisition shall have the meaning set forth in Section 4.11.

Closing Date Warrant means that certain warrant issued to SWK by Borrower on the Closing Date.

CMS means the United States Centers for Medicare and Medicaid Services.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, in each case in an aggregate amount in excess of $250,000, acknowledges the Liens of Agent and waives (or, if approved by Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a lessor, permits Agent reasonable access to any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, the IP Security Agreement, each Collateral Access Agreement, any mortgage delivered in connection with the Loan from time to time, each Account Control Agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party grants a Lien in any Collateral to Agent for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.

Commitment means, as to any Lender, such Lender’s Pro Rata Term Loan Share.

Competitor means, at any time of determination, any Person that is an operating pharmaceutical company directly and primarily engaged in manufacturing and/or distributing ophthalmic-related products or services.

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Consolidated Net Income means, with respect to any Person and its Subsidiaries, for any period, the consolidated net income (or loss) of such Person and its respective Subsidiaries for such period, as determined under GAAP, but excluding therefrom (to the extent otherwise included therein) (i) extraordinary or non-recurring gains or losses, (ii) any non-cash gains or losses attributable to write-ups or write-downs of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or any Subsidiary on the date that such Person’s assets are acquired by Borrower or any Subsidiary, (iv) any gains or losses from discontinued operations and (v) any gains or losses from non-ordinary course dispositions.

Consolidated Unencumbered Liquid Assets means as of any date of determination (i) any Cash Equivalent Investment owned by Borrower and the other Loan Parties on a consolidated basis (I) which are not the subject of any Lien (other than (w) the Lien for the benefit of Agent and Lenders, (x) bankers’ liens, (y) rights of setoff or (z) any non-consensual Lien permitted under Section 7.2) or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower and such Loan Parties and (II) which are held in one or more accounts other than Exempt Accounts, minus (ii) the aggregate amount of Borrower’s accounts payable under GAAP that are ninety (90) days or more past due for such accounts payable (other than any accounts payable being contested in good faith).

Contingent Acquisition Consideration means, with respect to an Acquisition, all obligations of Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, other indemnity obligations, royalty payments and sale, development and other milestone payments) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Contingent Acquisition Consideration shall be deemed to be the maximum amount of the payments in respect thereof as specified in the documents relating to such Acquisition, excluding any such payments, the amount of which is not, upon achieving a contingency upon which payment is conditioned, a fixed amount or a range of fixed amounts, but is determined based on a percentage of revenue or sales or similar metric (e.g. a royalty).

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall be deemed to be the amount for which the Person obligated thereon is reasonably expected to be liable or responsible.

Contract Rate means a rate per annum equal to (x) the LIBOR Rate, plus (y) ten and one-half of one percent (10.50%).

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Controlled Investment Affiliate means, with respect to any Person, any fund or investment vehicle that (a) is organized for the purposes of making investments in one or more companies and (b) is controlled by, or under common control with, such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

Controlled Substances Act means Title II of the Comprehensive Drug Abuse Prevention and Control Act, 21 U.S.C. §§ 801 et seq., as amended.

Copyrights shall mean all of each Loan Party’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof, or in any other country, and all research and development relating to the foregoing; and (ii) all renewals of any of the foregoing.

DEA means the United States Drug Enforcement Administration.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business and Contingent Acquisition Consideration), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such

Person (with the amount thereof being measured as the lesser of (x) the aggregate unpaid amount of such indebtedness and (y) the fair market value of such property), (f) all reimbursement obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, other than obligations that relate to trade accounts payable in the ordinary course of business, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person in respect of Debt of others, (i) all indebtedness of any partnership of which such Person is a general partner except to the extent such Person is not liable for such Debt, and (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP. For the avoidance of doubt, “Debt” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

Debtor Relief Law means, collectively: (a) Title 11 of the United States Code, 11 U.S.C. § 101 et. seq., as amended from time to time, and (b) all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.

Declined Permitted Acquisition has the meaning set forth in the definition of “Permitted Acquisition.”

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Default Rate means a rate per annum equal to the lesser of (i) three percent (3%) over the Contract Rate, or (ii) the maximum rate of interest permitted to be charged by applicable laws or regulation governing this Agreement until paid.

Deposit Account means, individually and collectively, any bank or other depository accounts of a Loan Party.

Disclosure Letter means that certain disclosure letter dated as of the Closing Date containing certain schedules delivered by the Loan Parties to the Agent and the Lenders.

Disposition means, as to any asset or right of any Loan Party, any sale, lease, assignment or other transfer, in each case excluding (collectively, the “Permitted Dispositions”) (i) the sale, lease, assignment or other transfer of Inventory or Product in the ordinary course of business, (ii) any issuance of Equity Interests by Borrower or by any Subsidiary to its equity holders, including, without limitation, the issuance of Equity Interest of Icon to its equity holders pursuant to options outstanding under the Icon Incentive Plan, (iii) transfers, destruction or other disposition of surplus, obsolete or worn-out assets in the ordinary course of business, (iv) leases and subleases entered into in the ordinary course of business, (v) sales and exchanges of Cash Equivalent Investments in the ordinary course of business or to the extent otherwise permitted hereunder, (vi) Permitted Liens and transactions permitted by Sections 7.3, 7.4(a), 7.4(c) and 7.10, (vii) dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of the Loan Parties, (vii) a cancellation of any intercompany Debt among the Loan Parties and their Subsidiaries, (ix) any Involuntary Disposition, (x) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party, (xi) exchanges of existing equipment for new equipment that is substantially similar to the equipment being exchanged and that has a value equal to or greater than the equipment being exchanged, (xii) a disposition of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds (determined on an after-tax basis) of such disposition are applied to the purchase price of such replacement, (xiii) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (xiv) the termination of any swap contract in connection with Hedging Obligations permitted hereunder, (xv) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of a Loan Party in order to qualify members of the governing body of such Foreign Subsidiary if required by applicable law, (xvi) the sale of any Product by a Loan Party or any of its Subsidiaries to any Subsidiary or a Loan Party, as applicable, or to end users (through wholesalers or other typical sales channels) or to distributors in the ordinary course of business, (xvii) any disposition or other transfer of any Product, without the payment or provision of consideration to any Loan Party or any of its Subsidiaries for such Product (other than expense reimbursement), reasonably necessary for the conduct of any then on-going clinical trial or other development or regulatory activities associated with such Product, (xviii) any disposition or other transfer of any Product as promotional support in the ordinary course of business or in consideration of services in the ordinary course of business, (xix) Permitted Licenses and (xx) any other sale, lease, assignment or other transfer where the Net Cash Proceeds of such sale, lease, assignment or other transfer do not in the aggregate exceed $250,000 in any Fiscal Year.

Disqualified Capital Stock means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Term Loan Maturity Date (other than (x) settlements, conversions, redemptions and payments made solely in the form of Qualified Capital Stock and (y) cash in lieu of fractional shares), (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Term Loan Maturity Date (other than the payment of cash in lieu of fractional shares), (c) contains any repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to payment in full of all Obligations (other than (x) any obligation for repurchases solely made with Qualified Capital Stock and (y) cash in lieu of fractional shares), or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Term Loan Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control occurring prior to the ninety-first (91st) day after the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrower or any Subsidiary or by any such plan to such employees, including the Existing Stock Incentive Plans, such Equity Interests shall not constitute Disqualified Capital Stock solely because such employee may deliver such Equity Interests to Borrower and its Subsidiaries (or Borrower or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests; provided, further, that, any warrants to purchase shares of common stock of the Borrower issued to the Permitted Holders and certain other investors pursuant to that certain Second Securities Purchase Agreement, dated as of March 28, 2018, by and among the Borrower and each purchaser identified on the signature pages thereto shall not constitute Disqualified Capital Stock.

Dollar and $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

Drug Application means, for any Product, a new drug application, or an abbreviated new drug application, as appropriate, as those terms are defined in the FDA Law and Regulation.

EBITDA means, for any Person and its Subsidiaries for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization, (iv) nonrecurring cash fees, costs and expenses incurred in connection with (a) the Acquisitions of product licenses and product lines from a third party, and, sales and development milestone payments to any third party, in relation to any material contractual obligation or any other Acquisition or Investment and, to the extent permitted hereunder, issuances or incurrences of Debt, issuances of Equity Interests, Dispositions, Involuntary Dispositions, consolidations, recapitalizations or refinancing transactions and modifications of Indebtedness, whether or not consummated, (b) the negotiation and closing of this Agreement and the Loan Documents, and (c) the Closing Date Acquisition, (v) non-cash expenses relating to equity-based compensation, including stock option awards, or purchase accounting, (vi) any unrealized losses (or minus any such gains) in respect of Hedging Obligations, (vii) any foreign currency translation losses (or minus any such gains), (viii) any net losses (or minus any net gains) attributable to the early extinguishment or conversion of Debt and (ix) other non-recurring and/or non-cash expenses or charges approved by the Agent.

Elapsed Period has the meaning set forth in Section 2.9.1(a).

Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or, to the extent related to Hazardous Substances, any Person or property.

Environmental Laws means all present or future foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to the effect of the environment on health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

Equity Interests means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing; provided that Equity Interests shall not include any Permitted Convertible Bond Indebtedness.

Event of Default means any of the events described in Section 8.1.

Excluded Subsidiary means (i) any Foreign Subsidiary Holding Company and (ii) any Massachusetts securities corporation, so long as the granting of a guarantee by such corporation would result in adverse tax or other consequences to the Borrower or such Subsidiary, including, as of the Closing Date, pSivida Securities Corporation, a Massachusetts securities corporation.

Excluded Taxes has the meaning set forth in Section 3.1(a).

Exempt Accounts means any Deposit Accounts, securities accounts or other similar accounts (i) into which there are deposited no funds other than those intended solely to cover compensation to employees of the Loan Parties and their Subsidiaries (and related contributions to be made on behalf of such employees to health and benefit plans and other employee wage or employee benefit payments to or for the benefit of any Loan Party’s or its Subsidiary’s employees) plus balances for outstanding checks for compensation and such contributions from prior periods; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such Person or its employees, (iii) over which the grant of a Deposit Account Control Agreement is legally prohibited or which constitute cash collateral in respect of a Permitted Lien under any of Sections 7.2 (k), (l), (o), (q), (t) (in each case so long as the amount on deposit in each such account(s) is not materially in excess of the applicable amounts permitted in relation to each such Permitted Lien in accordance with Section 7.2) and (v), (iv) zero balance accounts that are swept at least weekly to a non-Exempt Account (including any such accounts where payments pursuant to Medicaid, Medicare, TRICARE or other state or federal healthcare payor programs are deposited), (v) in which the amount on deposit does not exceed $50,000 in the aggregate for all such accounts at any time.

Existing Stock Incentive Plans means, collectively, the Icon Stock Incentive Plan and the pSivida Stock Incentive Plans.

Exit Fee shall have the meaning set forth in Section 2.7(b).

FATCA means Sections 1471 through 1474 of the IRC and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

FD&C Act means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended.

FDA means the United States Food and Drug Administration.

FDA Law and Regulation means the provisions of the FD&C Act and all applicable regulations promulgated by the FDA.

FDA Products means any finished products sold by Borrower or any of the other Loan Parties for itself or for a third party that are subject to applicable Health Care Laws.

Fiscal Quarter means a calendar quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and its Subsidiaries, which period shall be the twelve (12) month period ending on June 30 of each year.

Foreign Lender means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

Foreign Subsidiary Holding Company means any Domestic Subsidiary all or substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and/or Indebtedness of one or more Foreign Subsidiaries and any other assets directly related thereto.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date executed by each Loan Party signatory thereto in favor of Agent and Lenders.

Guarantors means (a) each Domestic Subsidiary of Borrower existing on the Closing Date other than pSivida Securities Corporation, (b) upon consummation of the Merger, Icon (as successor to Merger Sub) and (c) each other Person that joins as a Guarantor pursuant to the requirements of Section 6.8 of this Agreement.

Hazardous Substances means hazardous waste, pollutant, contaminant, toxic substance, oil, hazardous material, hazardous chemical or other hazardous substance regulated by any Environmental Law.

Health Care Laws mean all foreign, federal and state fraud and abuse laws relating to the regulation of healthcare products, pharmaceutical products, laboratory facilities and services, healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors, including but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), the Civil Monetary Penalty Law (42 U.S.C. Section 1320a-7 and 1320a-7a) and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPAA”), and the regulations promulgated thereunder, (iii) the Medicare statute (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) the Medicaid statute (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the FD&C Act and all applicable requirements, regulations and guidances issued thereunder by the FDA (including FDA Law and Regulation); (vi) the Controlled

Substances Act, as amended, and all applicable requirements, regulations and guidances issued thereunder by the DEA; (vii) [reserved]; (viii) quality, safety and accreditation standards and requirements of all applicable foreign and domestic federal, provincial or state laws or regulatory bodies; (ix) all applicable licensure laws and regulations; (x) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities, clinical research facilities or healthcare payors; and (xi) any and all other applicable health care laws (whether foreign or domestic), regulations, manual provisions, policies and administrative guidance, including those related to the corporate practice of medicine, fee-splitting, state anti-kickback or self-referral prohibitions, each of clauses (i) through (xi) as may be amended from time to time.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Icon shall have the meaning set forth in the Recitals.

Icon Stock Incentive Plan means that certain Icon 2007 Stock Incentive Plan adopted on October 23, 2007, as amended from time to time.

Indemnified Taxes has the meaning set forth in Section 3.1(a).

Intellectual Property shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks and Trademark Licenses (as defined in the Guarantee and Collateral Agreement), internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs, but excluding commercially available off-the-shelf software and any intellectual property rights relating thereto) and Copyright Licenses (as defined in the Guarantee and Collateral Agreement) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents and Patent Licenses (as defined in the Guarantee and Collateral Agreement); Mask Works (as defined in the Guarantee and Collateral Agreement); industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; customer lists and customer information, the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Interest Expense means for any Person and its Subsidiaries for any period the consolidated interest expense of such Person and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), less the amount of Cash Equivalent Investments or the fair market value (as determined by such Person in good faith) of any other property received, returned or repaid as a result of dispositions, distributions or liquidations of all or a portion of such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto.

Involuntary Disposition means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of their Subsidiaries.

IP Security Agreement means the Intellectual Property Security Agreement dated on or about the Closing Date by each Loan Party signatory thereto in favor of Agent and Lenders.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the United States Internal Revenue Service.

Joint Venture means a joint venture, partnership or other similar arrangement, in corporate, partnership or similar legal form with a Person other than Borrower or its Subsidiaries.

Key Person means Nancy Lurker.

Key Person Event means, unless such action is consented to in advance in writing by Agent (such consent not to be unreasonably withheld or delayed), the Key Person shall no longer serve in its current executive capacity with Borrower, unless such Key Person is replaced within one-hundred eighty (180) days (or such longer period as may be agreed by Agent) and which has been approved in writing by Agent (which approval shall not be unreasonably withheld or delayed) to assume such responsibility and capacity of the applicable departing Key Person.

Legal Costs means, with respect to any Person, all reasonable, duly documented, out-of-pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, and all court costs and similar legal expenses (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Agent and the Lenders (taken as a whole) and of a single local counsel to the Agent and the Lender (taken as a whole) in each relevant jurisdiction).

Lenders has the meaning set forth in the Preamble.

LIBOR Rate means a fluctuating rate per annum equal to the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), as the offered rate for loans in Dollars for a three (3) month period, rounded upwards, if necessary, to the nearest 1/8 of 1%. The rate is set by the ICE Benchmark Administration as of 11:00 a.m. (London time) as determined two (2) Business Days prior to the Closing Date and each Payment Date, as applicable, and effective on the Payment Date immediately following such determination date (it being understood and agreed that Borrower shall not be responsible for any “breakage” costs or similar expenses in respect of any payment on the initial Payment Date and any reset of the LIBOR Rate on such date as a result of the period between the Closing Date and the initial Payment Date being less than three (3) months). If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if page USD-LIBOR-BBA (ICE) no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent and Borrower shall mutually select a replacement index that approximates as near as possible such prior index. Notwithstanding the foregoing, in no event shall the “LIBOR Rate” ever be less than one and one-half of one percent (1.5%) per annum at any time.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan or Loans means, individually and collectively the Term Loan and any other advances made by Agent and Lenders in accordance with the Loan Documents.

Loan Documents means this Agreement, any Notes, the Collateral Documents, the Disclosure Letter, that certain Post-Closing Agreement dated on or about the Closing Date and all documents, instruments and agreements delivered in connection with the foregoing, excluding for the avoidance of doubt, the Closing Date Warrant.

Loan Party means Borrower and each Guarantor.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material and adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment Obligations under any Loan Document or (c) a material and adverse effect upon the perfection or priority of Agent’s security interests in any material portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any material Loan Document.

Material Contract has the meaning assigned in Section 5.21 hereof.

Material Product means any Product that is material to the operations, assets, business, property or financial condition of Borrower and its Subsidiaries, taken as a whole.

Material Required Permit means any Required Permit that is material to the operations, assets, business, property or financial condition of Borrower and its Subsidiaries, taken as a whole.

Material Services means any Services that are material to the operations, assets, business, property or financial condition of Borrower and its Subsidiaries, taken as a whole.

Merger shall have the meaning set forth in the Recitals.

Merger Sub shall have the meaning set forth in the Recitals.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

Net Cash Proceeds means, with respect to any Disposition or Involuntary Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance (other than business interruption insurance) and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition or Involuntary Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition or Involuntary Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to and receipt by the applicable Loan Party), (iii) taxes and other governmental costs and expenses paid or reasonably estimated by a Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt (together with any interest thereon, premium or penalty and any other amount payable with respect thereto) secured by a Lien that has priority over the Lien, if any, of Agent on the asset subject to such Disposition or Involuntary Disposition, (v) reserves for purchase price adjustments and retained liabilities reasonably expected to be payable by the Loan Parties in connection therewith established in accordance with GAAP (provided that upon the final determination of the amount paid in respect of such purchase price adjustments and retained liabilities, the actual amount of purchase price adjustments and retained liabilities paid is less than such reserves, the difference shall, at such time, constitute Net Cash Proceeds) and (vi) with respect to any Disposition or Involuntary Disposition, all money actually applied within two-hundred seventy (270) days (or committed to be reinvested pursuant to a legally binding commitment within such 270-day period and are so reinvested within 90 days thereafter) to repair or replace the assets in question or to repair or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, or to otherwise purchase assets that are used or useful in any line of business of the Loan Parties.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

Note means a promissory note substantially in the form of Exhibit C.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document or any other document or instrument executed in connection herewith or therewith which are owed to any Lender or Affiliate of a Lender, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. For the avoidance of doubt, the term “Obligations” shall not include the obligations of the Loan Parties under the Closing Date Warrant or, solely to the extent relating to the Closing Date Warrant, the indemnification and expense reimbursement obligations of the Loan Parties set forth in the Loan Documents.

OFAC shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

Origination Fee shall have the meaning set forth in Section 2.7(a).

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations, yield protection and expense reimbursement to the extent no claim giving rise thereto has been asserted in respect of contingent indemnification obligations, and to the extent no amounts therefor have been asserted, in the case of yield protection and expense reimbursement obligations).

Patents shall mean all of each Loan Party’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any political subdivision thereof, or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, re-examinations, extensions and continuations-in-part of any of the foregoing.

Payment Date means the fifteenth (15th) day of each of February, May, August and November (or the next succeeding Business Day to the extent such 15th day is not a Business Day), commencing with May 15, 2018.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its material functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permit means, with respect to any Person any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all registrations with Governmental Authorities.

Permitted Acquisitions means an Investment consisting of an Acquisition by any Loan Party or Wholly-Owned Subsidiary of a Loan Party; provided, that: (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) the Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition as and when required to be delivered by the terms of Section 6.8, (d) in the case of an Acquisition of the Equity Interests of another Person, the Board of Directors of such other Person shall have duly approved such Acquisition, (e) except as otherwise agreed to by Agent, the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date, (f) Agent shall have determined, in its commercially reasonable (from the standpoint of a secured creditor judgment) that such Acquisition shall not create any increased risk that Borrower will be unable to perform its obligations hereunder or will otherwise result in an unreasonably small amount of operating capital with which to run the Loan Parties’ business operations following such Acquisition and (g) Agent shall have otherwise approved the terms and conditions of such Permitted Acquisition in its commercial reasonable (from the standpoint of a secured lender) discretion. Notwithstanding anything set forth in this

Agreement and except as Agent may otherwise agree in writing, if Borrower requests approval of an Acquisition and Agent has declined to approve such Permitted Acquisition in its reasonable discretion (a “Declined Permitted Acquisition”), Borrower may prepay the Loans without the payment of any prepayment fee that would otherwise be payable by Borrower pursuant to Section 2.8.2(b) and notwithstanding anything to the contrary in Section 2.8.2(a).

Permitted Bond Hedge Transaction means any call, call spread or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a fundamental change of Borrower or other change of, or adjustment with respect to, the common stock of Borrower, in each case to the extent not constituting a Change of Control) purchased or otherwise entered into by Borrower in connection with the issuance of any Permitted Convertible Bond Indebtedness; provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Borrower from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium), does not result in the incurrence of additional Debt by Borrower (other than Debt from the issuance of Permitted Convertible Bond Indebtedness in connection with such Permitted Bond Hedge Transaction).

Permitted Convertible Bond Indebtedness means Debt having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Equity Interests of Borrower; provided, that (i) such Permitted Convertible Bond Indebtedness shall be unsecured, (ii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Bond Indebtedness or would result therefrom, (iii) such Permitted Convertible Bond Indebtedness does not have a scheduled maturity date earlier than 90 calendar days after the Term Loan Maturity Date, (iv) Borrower shall have delivered to the Agent a certificate of a Responsible Officer of Borrower certifying as to the foregoing and (v) Agent shall have otherwise approved the terms and conditions of such Debt in its commercial reasonable (from the standpoint of a secured lender) discretion.

Permitted Disposition has the meaning set forth in the definition of “Disposition”.

Permitted Holders means, collectively, EW Healthcare Partners, L.P., EW Healthcare Partners-A, L.P. and each of their Controlled Investment Affiliates; “Permitted Holder” means any one of them.

Permitted Licenses means, collectively, any license or sublicence entered into by a Loan Party or any Subsidiary, including without limitation, (a) licenses of over-the-counter software that is commercially available to the public, (b) intercompany licenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution among the Loan Parties and their Subsidiaries, and (c) any non-exclusive or exclusive license of (or covenant not to sue with respect to) Intellectual Property or technology or a grant of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution.

Permitted Liens means Liens permitted by Section 7.2.

Permitted Warrant Transaction means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower to the extent not constituting a Change of Control) sold by the Borrower substantially contemporaneously with any purchase by the Borrower of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prior Debt means the Debt listed on Schedule 4.1 to the Disclosure Letter.

Pro Rata Term Loan Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which percentage represents the aggregate percentage of the Term Loan Commitment held by such Lender, which percentage shall be with respect to the outstanding balance of the Term Loans as of any date of determination after the Term Loan Commitment has terminated.

Product means any prescription drug product subject to a Drug Application that is manufactured, sold, developed, tested or marketed by Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.18(b) to the Disclosure Letter (as updated from time to time in accordance with Section 6.1.2); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.1.2 to give notice to Agent and update Schedule 5.18(b) to the Disclosure Letter with respect to manufacturing, selling, developing, testing or marketing of any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that drug products manufactured by Borrower for unaffiliated third parties shall not be deemed “Products” hereunder.

Product Acquisition means the acquisition of a product license or a product line (excluding, for purposes of Sections 7.10 hereof, any pending Acquisitions as of the Closing Date as set forth on Schedule 1.1 to the Disclosure Letter), and/or related Intellectual Property acquired or licensed by a Loan Party or any of its Subsidiaries from a Third Party to facilitate the advertisement, development, importing, manufacturing, marketing, offering for sale, promotion, sale, testing, use or distribution of such product or product line by a Loan Party or a Subsidiary.

pSivida Stock Incentive Plans means, collectively, (i) that certain pSivida Corp. 2008 Inventive Plan, as amended in 2009 and as the same may be further amended from time to time, and (ii) that certain pSivida Corp. 2016 Long Term Incentive Plan as amended from time to time.

Qualified Capital Stock of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

Registered Intellectual Property means all applications, registrations and recordings for or of Patents, Trademarks or Copyrights filed by a Loan Party with any Governmental Authority.

Required Lenders means Lenders having an aggregate Pro Rata Term Loan Share in excess of fifty percent (50%), collectively.

Required Permit means a Permit (a) required under applicable law to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of Products or related services under any laws applicable to the business of Borrower or any of its Subsidiaries (including, without limitation, any Health Care Laws) or any Drug Application (including without limitation, at any point in time, all licenses, approvals and Permits issued by the FDA, CMS, or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by Borrower or any of its Subsidiary as such activities are being conducted by Borrower or its Subsidiary with respect to such Product at such time), and (b) required by any Person from which Borrower or any of its Subsidiaries have received an accreditation.

Responsible Officer shall mean the chief executive officer, president or chief accounting officer of a Person, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance reasonably acceptable to Agent.

Revenue-Based Payment has the meaning set forth in Section 2.9.1(a).

Royalties means the amount of any and all royalties, license fees and any other payments or income of any type recognized as revenue in accordance with GAAP by Borrower and its Subsidiaries with respect to the sale of Products or the provision of services by independent licensees of Borrower and/or its Subsidiaries, including any such payments characterized as a share of net profits, any up-front or lump sum payments, any milestone payments, commissions, fees or any other similar amounts, less deductions for amounts deducted, repaid or credited by reason of adjustments to the sales upon which royalty amounts are based, regardless of the reason for such adjustment to such sales. For the purposes of calculating Royalties, Lenders and Agent understand and agree that Affiliates of Borrower shall not be regarded as independent licensees.

Services means services provided by Borrower or any Subsidiary of Borrower to un-Affiliated Persons, including without limitation any sales, laboratory analysis, testing, consulting, marketing, commercialization and any other healthcare-related services.

Solvent means, as to any Person at any time, that (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including disputed, contingent, unmatured and unliquidated liabilities); (b) the present fair saleable value of the property of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business; (c) such Person is able to pay its debts and other liabilities (including subordinated, disputed, contingent, unmatured and unliquidated liabilities) as they become absolute and matured in the ordinary course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities become absolute and matured in the ordinary course of business; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is planning to engage and the transactions contemplated hereby and the Indebtedness related thereto.

Subject Fiscal Year has the meaning set forth in Section 6.1.8.

Subject Period has the meaning set forth in Section 6.1.8.

Subsequent Minimum Capital Raise Condition means Borrower’s issuance of (i) additional Equity Interests or (ii) Permitted Convertible Bond Indebtedness or other subordinated debt obligations (including the execution of a subordination agreement in favor of Agent in connection with any such Debt), on terms and conditions reasonably satisfactory to Agent (it being agreed that the terms and conditions of certain additional Equity Interests to be issued after the Closing Date and disclosed to Agent on or prior to the Closing Date are satisfactory to Agent), resulting in net cash proceeds to Borrower of not less than $20,000,000.

Subsequent Term Loan means the Term Loan made to the Borrower pursuant to Section 2.2.2.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to direct and indirect Subsidiaries of Borrower.

SWK has the meaning set forth in the Preamble.

Taxes has the meaning set forth in Section 3.1(a).

Term Loan has the meaning set forth in Section 2.1, and shall, for the avoidance of doubt, include the Subsequent Term Loan to the extent the same is advanced hereunder.

Term Loan Commitment means $20,000,000 as such amount may be increased from time to time pursuant to Section 2.2.3 hereof.

Term Loan Maturity Date means March 27, 2023.

Termination Date means the earlier to occur of (a) the Term Loan Maturity Date, or (b) the date upon which the Loan and all other Obligations are Paid in Full, whether as a result of (i) the prepayment of the Term Loan and all Obligations through (x) the application of Net Cash Proceeds from any Disposition or Involuntary Disposition, or (y) any other mandatory prepayment of the Term Loan in full, (ii) the contractual acceleration of the Loan hereunder, (iii) the acceleration of the Loan by Agent in accordance with this Agreement, or (iv) otherwise.

Third Party means any Person other than Borrower, any Subsidiary thereof or any Affiliate thereof.

Trademarks shall mean all of each Loan Party’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) all of such Loan Party’s (or if referring to another Person, such other Person’s) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, or in any other country, and all research and development and the goodwill of the business relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.

Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

U.S. Lender means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2 Interpretation.

(a) In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Borrower, Agent or Lenders merely because of Borrower’s, Agent’s or Lenders’ involvement in their preparation. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Agent’s judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (x) within the sole and absolute discretion of Agent and/or Lenders; and (y) deemed to have been given only by a specific writing intended for such purpose executed by Agent.

(b) For purposes of converting any amount reported or otherwise denominated in any currency other than Dollars to Dollars under or in connection with the Loan Documents, Agent shall calculate such currency conversion via the applicable exchange rate identified and normally published by Bloomberg Professional Service as the applicable exchange rate as of the close of currency trading on each trading date during the applicable period of measurement, or, if such currency conversion deals exclusively with a particular date of determination, as of the close of currency trading on such date of determination (or the following trading date to the extent no currency trading took place on such date of determination). If Bloomberg Professional Service no longer reports such currency exchange rate, Agent shall select another nationally-recognized currency exchange rate reporting service selected by Agent in good faith.

Section 2 Credit Facility.

2.1 Term Loan Commitments. On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees to make a multi-draw term loan to Borrower (each such loan, individually and collectively, a “Term Loan”) in an amount equal to such Lender’s applicable Pro Rata Term Loan Share of the Term Loan Commitment. The Commitments of Lenders to make any portion of the Term Loan shall terminate concurrently with the making of such portion of the Term Loan, such portion terminated to equal (i) on the Closing Date, the amount of such Term Loan made on the Closing Date, and (ii) on the date of the making of the Subsequent Term Loan, the amount of the Subsequent Term Loan. The Loan is not a revolving credit facility, and therefore any amount thereof that is repaid or prepaid by Borrower, in whole or in part, may not be re-borrowed.

2.2 Loan Procedures.

2.2.1 Initial Advance.

On the Closing Date, Lenders shall advance to Borrower an amount equal to Fifteen Million and No/100 Dollars ($15,000,000), upon Borrower’s satisfaction of the conditions to closing described in Section 4 of this Agreement. The Borrower and the Lenders acknowledge and agree that the Closing Date Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the IRC, which includes the initial advance under the Term Loan. The Borrower and the Lenders agree that the allocation of issue price for the investment unit consisting of the initial advance under the Term Loan and the Closing Date Warrant, in each case, will be based on their relative fair market values on the issue date of each such investment unit. The Borrower and the Lenders further agree as between them, that they will cooperate with each other in determining the fair market value of the Closing Date Warrant and that, pursuant to Treas. Reg. § 1.1273-2(h), a portion of the issue price of the investment unit consisting of the initial advance under the Term Loan and the Closing Date Warrant will be allocable to the Closing Date Warrant and the balance shall be allocable to the initial advance under the Term Loan. The Borrower and the Lenders each agree to prepare their federal income tax returns in a manner consistent with the foregoing.

2.2.2 Subsequent Term Loan.

During the period beginning on the Closing Date and ending December 31, 2018, so long as (a) no Material Adverse Effect, Default or Event of Default has occurred and is continuing, and (b) the Subsequent Minimum Capital Raise Condition has been satisfied, upon Agent’s receipt of a written request from Borrower for a subsequent advance of the Term Loan, Lenders shall make one (1) additional advance (within five (5) Business Days (or such shorter period as may be agreed to by the Agent) of receipt by Agent of such written request for advance) to Borrower in the aggregate amount equal to, but not less than, Five Million and No/100 Dollars ($5,000,000).

2.2.3 Accordion Feature.

Upon request of Borrower, at any time and from time to time prior to the Termination Date and subject to the commercial reasonable (from the standpoint of a secured creditor) approval of Agent and the consent of any Person whose consent is required under the terms of any of the other Loan Documents, Agent will work with Borrower in good faith and using commercially reasonable efforts to act as arranger to increase the Term Loan Commitments by an aggregate amount not to exceed $10,000,000 with additional Term Loan Commitments from Lenders or new Term Loan Commitments from financial institutions with which the Agent has existing lending relationships, or which are clients of Agent, or any other lenders identified by Borrower and, in each case, reasonably acceptable to Agent and Borrower, provided, that: (i) at the time of any such increase, no Default or Event of Default has occurred and is continuing; (ii) no Lender shall be obligated to participate in any such increase by increasing the amount of its own Term Loan Commitment, which decision shall be made in the sole discretion of each Lender; (iii) Agent shall have determined, in its commercially reasonable (from the standpoint of a secured creditor judgment) that such increase in the Term Loan Commitments shall not create any increased risk that Borrower will be unable to perform its obligations hereunder; (iv) such additional Term Loan Commitments shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof; (v) Agent and Lenders shall have received any fees required by Agent and Lenders (including, without limitation, any such fees as may be due pursuant to any fee letter) in connection with such increase and (vi) all documents reasonably required by Agent to evidence any such increase shall be executed and delivered to Agent on or before the effective date of such increase, including, without limitation, one or more new or replacement Notes as may be requested by any Lender.

2.3 Commitments Several.

The failure of any Lender to make the initial Term Loan on the Closing Date or the Subsequent Term Loan in accordance with Section 2.2.2 above shall not relieve any other Lender of its obligation (if any) to make a Loan on the applicable date, but no Lender shall be responsible for the failure of any other Lender to make any Term Loan to be made by such other Lender.

2.4 Indebtedness Absolute; No Offset; Waiver.

The payment obligations of Borrower hereunder are absolute and unconditional, without any right of rescission, setoff, counterclaim or defense for any reason against Agent and Lenders. As of the Closing Date, the Loan has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified, and the Loan Documents are not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense whatsoever, including but not limited to, claims by or against any Loan Party or any other Person. Payment of the Obligations by Borrower, shall be made only by wire transfer, in Dollars, and in immediately available funds when due and payable pursuant to the terms of this Agreement and the other Loan Documents, is not subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Loan, or otherwise. Without limitation to the foregoing, to the fullest extent permitted under applicable law and notwithstanding any other term or provision contained in this Agreement or any other Loan Document, Borrower hereby waives (and shall cause each Loan Party to waive) (a) presentment, protest and demand, notice of default (except as expressly required in the Loan Documents), notice of intent to accelerate, notice of acceleration, notice of protest, notice of demand and of dishonor and non-payment of the Obligations, (b) any requirement of diligence or promptness on Agent’s part in the enforcement of its rights under the provisions of this Agreement and any other Loan Document, (c) any rights, legal or equitable, to require any marshalling of assets or to require foreclosure sales in a particular order, (d) all notices of every kind and description which may be required to be given by any statute or rule of law except as specifically required hereunder, (e) the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale or any portion of the Collateral, (f) all rights of homestead, exemption, redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the Obligations in the event of foreclosure of the Liens created by the Loan Documents, (g) the pleading of any statute of limitations as a defense to any demand under any Loan Document and (h) any defense to the obligation to make any payments required under the Loan Documents, including the obligation to pay taxes based on any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any of the Collateral, it being agreed and acknowledged that such payment obligations are unconditional and irrevocable. Borrower further acknowledges and agrees (i) to any substitution, subordination, exchange or release of any security or the release of any party primarily or secondarily liable for the payment of the Loan; (ii) that Agent shall not be required to first institute suit or exhaust its remedies hereon against others liable for repayment of all or any part of the Loan, whether primarily or secondarily (collectively, the “Obligors”), or to perfect or enforce its rights against any Obligor or any security for the Loan; and (iii) that its liability for payment of the Loan shall not be affected or impaired by any determination that any security interest or lien taken by Agent for the benefit of Lenders to secure the Loan is invalid or unperfected. Borrower acknowledges, warrants and represents in connection with each waiver of any right or remedy of Borrower contained in any Loan Document, that it has been fully informed with respect to, and represented by counsel of its choice in connection with, such rights and remedies, and all such waivers, and after such advice and consultation, has presently and actually intended, with full knowledge of its rights and remedies otherwise available at law or in equity, to waive or relinquish such rights and remedies to the full extent specified in each such waiver.

2.5 Loan Accounting.

2.5.1 Recordkeeping.

Agent, on behalf of each Lender, shall record in its records the date and amount of the Loan made by each Lender, each prepayment and repayment thereof. The aggregate unpaid principal amount so recorded shall be final, binding and conclusive absent manifest error. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.5.2 Notes.

At the request of any Lender, the Loan of such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Term Loan Share and payable in such amounts and on such dates as are set forth herein.

2.6 Payment of Interest.

2.6.1 Interest Rates.

(a) The outstanding principal balance under the Loan shall bear interest at a per annum rate of interest equal to the Contract Rate (as may be adjusted from time to time in accordance with this Section 2.6.1). Whenever, subsequent to the date hereof, the LIBOR Rate is increased or decreased (as determined on the date that is two (2) Business Days prior to each Payment Date), the Contract Rate, as set forth herein, shall be similarly changed effective as of such subsequent Payment Date, without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate on the date that is two (2) Business Days prior to each such Payment Date. The interest due on the principal balance of the Loan outstanding as of any Payment Date shall be computed for the actual number of days elapsed during the period in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of such period in question. The daily rate shall be equal to 1/360th times the Contract Rate. If any statement furnished by Agent for the amount of a payment due exceeded the actual amount that should have been paid because the LIBOR Rate decreased and such decrease was not reflected in such statement, Borrower shall make the payment specified in such statement from Agent and Borrower shall receive a credit for the overpayment, which credit shall be applied towards the next subsequent payment due hereunder. If any statement furnished by Agent for the amount of a payment due was less than the actual amount that should have been paid because the LIBOR Rate increased and such increase was not reflected in such statement, Borrower shall make the payment specified in such statement from Agent and Borrower shall be required to pay any resulting underpayment with the next subsequent payment due hereunder.

(b) Borrower recognizes and acknowledges that any default on any payment, or portion thereof, due hereunder or to be made under any of the other Loan Documents, will result in losses and additional expenses to Agent in servicing the Loan, and in losses due to Lenders’ loss of the use of funds not timely received. Borrower further acknowledges and agrees that in the event of any such Default, Lenders would be entitled to damages for the detriment proximately caused thereby, but that it would be extremely difficult and impracticable to ascertain the extent of or compute such damages. Therefore, upon the Term Loan Maturity Date (or upon any acceleration) and/or upon the election of Agent after the occurrence and during the existence of an Event of Default, interest shall automatically accrue hereunder at the Default Rate. The Agent shall give the Borrower written notice of any such request by the Required Lenders; provided, that, any failure by the Agent to provide such notice shall not relieve the Borrower of its obligation to pay interest at the Default Rate.

(c) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

2.6.2 Payments of Interest.

Borrower shall pay to Lenders, in cash, all accrued interest on the Loan in arrears on each Payment Date, upon a prepayment of such Loan in accordance with Section 2.8 and at maturity in cash. Any partial prepayment of the Loan shall be applied in inverse order of maturity and so shall not reduce the amount of any quarterly principal amortization payment required pursuant to Section 2.9.1 (but this shall not be construed as permitting any partial prepayment other than as may be expressly permitted elsewhere in this Agreement).

2.7 Fees.

(a) Origination Fee. Borrower shall pay to SWK, for its own account, a fee (the “Origination Fee”) in the amount of $300,000, which Origination Fee shall be deemed fully earned and non-refundable on the Closing Date.

(b) Exit Fee. Upon the Termination Date, Borrower shall pay an exit fee (the “Exit Fee”) to Agent, for the benefit of Lenders, in an amount equal to (x) six percent (6.0%) multiplied by (y) the aggregate principal amount of all Term Loans advanced hereunder, which Exit Fee shall be deemed fully earned and non-refundable on the Termination Date.

2.8 Prepayment.

2.8.1 Mandatory Prepayment. Borrower shall prepay the Obligations (which shall include (a) as it relates to any such prepayment made pursuant to this Section 2.8.1, on or after the Closing Date and prior to the first anniversary of the Closing Date, the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the first anniversary of the Closing Date assuming the Contract Rate remained constant from the date of such prepayment through the first anniversary of the Closing Date or (b) as it relates to any such prepayment made on or after the first anniversary of the Closing Date, any amounts that would otherwise be due and payable on such date had Borrower voluntarily prepaid the Obligations in an equivalent amount pursuant to Section 2.8.2 until paid in full within two (2) Business Days after the receipt by a Loan Party of any Net Cash Proceeds in excess of $250,000 in any Fiscal Year (but only to the extent of such excess in such Fiscal Year) from any Disposition or Involuntary Disposition, in an amount equal to such Net Cash Proceeds.

2.8.2 Voluntary Prepayment.

(a) Subject to clause (b) below, Borrower may, on or after the first anniversary of the Closing Date, on at least five (5) Business Days’ (or such shorter period as Agent may agree) written notice or telephonic notice (followed on the following Business Day by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than 2:00 p.m. Dallas time on such day, prepay the Term Loan and all related Obligations in whole but not in part. Such notice to Agent shall specify the amount and proposed date of such prepayment, and the application of such amounts to be prepaid shall be applied in accordance with Section 2.9.1(b) or 2.10.2 (as applicable). For the avoidance of doubt, a permitted payment under this Section 2.8.2 is independent of and in addition to Revenue-Based Payments that are credited toward the principal of the Loans under Section 2.9.1(b).

(b) If Borrower makes a prepayment of the Term Loan under Section 2.8.2(a), it shall pay to Agent, for the benefit of Lenders, the following amounts (in addition to any such prepayment of the Term Loan and related Obligations) on the date of such prepayment: (i) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, six percent (6%) of the aggregate amount of the Term Loan so prepaid; (ii) if such prepayment is made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, one percent (1%) of the aggregate amount of the Term Loan so prepaid; (iii) if such prepayment is made on or after the third anniversary of the Closing Date, zero percent (0%) of the aggregate amount of the Term Loan so prepaid.

(c) Notwithstanding anything set forth herein or in any other Loan Documents to the contrary, any prepayment of the Loans other than via (i) the application of Revenue-Based Payments made pursuant to Section 2.9.1 or Section 2.10.2, as applicable, (ii) prepayments in accordance with Section 2.8.1 or 3.4, or (iii) prepayments in connection with a Declined Permitted Acquisition, shall be limited and governed by this Section 2.8.2.

2.9 Repayment of Term Loan.

2.9.1 Revenue-Based Payment.

(a) During the period commencing on the date hereof until the Obligations are Paid in Full, Borrower promises to pay to Agent, for the account of each Lender according to its Pro Rata Term Loan Share, an amount based on a percentage of the Aggregate Revenue in each Fiscal Quarter (the “Revenue-Based Payment”), which will be applied to the Obligations as provided in clause (b) below. The Revenue-Based Payment with respect to each Fiscal Quarter shall be payable on the Payment Date next following the end of such Fiscal Quarter. Commencing with the Fiscal Quarter beginning January 1, 2018, the Revenue-Based Payment with respect to each Fiscal Quarter shall be equal to:

(i) the aggregate Revenue-Based Payments payable during the period commencing as of July 1 of the Fiscal Year of which such Fiscal Quarter is part, through the end of such Fiscal Quarter (such elapsed portion of the Fiscal Year, the “Elapsed Period”), calculated as the sum of:

(A) One hundred percent (100.00%) of Aggregate Revenue during the Elapsed Period up to and including $10,000,000; plus

(B) Fifty percent (50.00%) of Aggregate Revenue during the Elapsed Period greater than $10,000,000; minus

(ii) the aggregate amount of Revenue-Based Payments, if any, made with respect to prior Fiscal Quarters in such Fiscal Year; provided that the Revenue-Based Payment is payable solely upon Aggregate Revenue in a given Fiscal Year, and will not be calculated on a cumulative, year-over-year basis.

For the avoidance of doubt, the amount of interest due on the first Payment Date will be calculated based on the number of days between the Closing Date and the applicable Payment Date.

(b) So long as no Event of Default has occurred and is continuing and until the Obligations have been Paid in Full, each Revenue-Based Payment on each applicable Payment Date will be applied in the following priority:

(i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent pursuant to Sections 2.7(a), 3.1, 3.2, 6.3(d), 10.4 and/or 10.5 under this Agreement or otherwise pursuant to the Collateral Documents, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral in accordance with this Agreement or the Collateral Documents;

(ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders in respect of the Loans and Commitments pursuant to Sections 2.7, 3.1, 3.2, 6.3(d), 10.4 and/or 10.5 under this Agreement or otherwise pursuant to the Collateral Documents, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;

(iii) THIRD, to the payment of all accrued but unpaid interest in respect of the Loans as of such Payment Date, pro rata based on each Lender’s Pro Rata Term Loan Share, until Paid in Full;

(iv) FOURTH, as it relates to each applicable Payment Date on or after the Payment Date occurring in May 2020 to the payment of all principal of the Loans, pro rata based on each Lender’s Pro Rata Term Loan Share, up to an aggregate amount of $1,250,000 on any such Payment Date;

(v) FIFTH, all remaining amounts to the Borrower.

In the event that the amounts distributed under this clause (b) on any Payment Date are insufficient for payment of the amounts set forth in clauses (i) through (iii) above for such Payment Date, Borrower shall pay an amount equal to the extent of such insufficiency within five (5) Business Days of request by Agent. For the avoidance of doubt, at all times prior to the Payment Date in May 2020, Borrower shall only be required to pay Revenue-Based Payments to the extent of amounts owing under clauses (i), (ii), and (iii) above on each such Payment Date prior to the Payment Date in May 2020. Notwithstanding the foregoing, Borrower shall not be required to make any Revenue-Based Payments in excess of the aggregate amount owing under Section 2.9.1(b)(i)-(iv).

(c) In the event that Borrower makes any adjustment to Aggregate Revenue after it has been reported to Agent, and such adjustment results in an adjustment to the Revenue-Based Payment due to the Lenders pursuant to this Section 2.9.1, Borrower shall so notify Agent and such adjustment shall be captured, reported and reconciled with the next scheduled report and payment of Revenue-Based Payment hereunder. Notwithstanding the foregoing, Agent and Borrower shall discuss and agree on the amount of any such adjustment prior to it being given effect with respect to future Revenue-Based Payments.

2.9.2 Principal.

Notwithstanding the foregoing, the outstanding principal balance of the Term Loans and all other Obligations then due and owing shall be Paid in Full on the Termination Date.

2.10 Payment.

2.10.1 Making of Payments.

Except as set forth in the last sentence of this Section 2.10.1, all payments of principal, interest, fees and other amounts, shall be made in immediately-available funds, via wire or ACH transfer as directed by Agent in writing, not later than 1:00 p.m. Dallas time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Not later than two (2) Business Days prior to each Payment Date, Agent shall provide to Borrower and each Lender a quarterly statement with the amounts payable by Borrower to Agent on such Payment Date in accordance with Section 2.9.1(b) hereof, which shall include, for additional clarity, Agent’s calculation of the Revenue-Based Payment for the prior Fiscal Quarter, which statement shall be binding on Borrower absent manifest error, and Borrower shall be entitled to rely on such quarterly statement in relation to its payment obligations on such Payment Date.

2.10.2 Application of Payments and Proceeds Following an Event of Default.

Following the occurrence and during the continuance of an Event of Default, or if the Obligations have otherwise become or have been declared to become immediately due and payable in accordance with this Agreement, then notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the order and priority as determined by Agent in its sole discretion.

2.10.3 Set-off.

Borrower agrees that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default exists, Agent and each Lender may, to the fullest extent permitted by applicable law, apply to the payment of any Obligations of Borrower hereunder then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Agent or such Lender. Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

2.10.4 Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of principal of or interest on any Loan, but excluding any payment pursuant to Section 3.1, 3.2, 10.5 or 10.8) in excess of its applicable Pro Rata Term Loan Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Term Loan then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 3 Yield Protection.

3.1 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder by or on behalf of Borrower to or for the account of Agent or any Lender shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other similar charges imposed by any Governmental Authority that is a taxing authority (“Taxes”), excluding (i) taxes imposed on or measured by Agent’s or any Lender’s net income (however denominated) or gross profits, and franchise taxes, in each case imposed by any jurisdiction (or subdivision thereof) under the laws of which Agent or such Lender is organized or in which Agent or such Lender conducts business or, in the case of any Lender, in which its applicable lending office is located, or imposed as a result of a present or former connection between Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Agent or a Lender is located or conducts business; (iii) in the case of any Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office; (iv) in the case of any U.S. Lender, any United States federal backup withholding tax; and (v) taxes imposed under FATCA (items in clauses (i) through (v), “Excluded Taxes”, and all Taxes other than Excluded Taxes, “Indemnified Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower shall: (w) make such withholding or deduction; (x) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted; (y) as promptly as practicable forward to Agent the original or a certified copy of an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such Governmental Authority; and (z) if the withholding or deduction is with respect to Indemnified Taxes, pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction of Indemnified Taxes been required. To the extent that any amounts shall ever be paid by Borrower in respect of Indemnified Taxes, such amounts shall, for greater certainty, be considered to have accrued and to have been paid by Borrower as interest on the Loans.

(b) Borrower shall indemnify Agent and each Lender for any Indemnified Taxes paid by Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of Borrower hereunder, and any additions to Tax, penalties and interest paid by Agent or such Lender with respect to such Indemnified Taxes; provided that Borrower shall not have any obligation to indemnify any party hereunder for any Indemnified Taxes or additions to Tax, penalties or interest with respect thereto that result from or are attributable to such party’s own gross negligence or willful misconduct. Payment under this Section 3.1(b) shall be made within thirty (30) days after the date Agent or the Lender, as applicable, makes written demand therefor; provided, however, that if such written demand is made more than one-hundred eighty (180) days after the earlier of (i) the date on which Agent or the Lender, as applicable, pays such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto and (ii) the date on which the applicable Governmental Authority makes written demand on Agent or such Lender, as applicable, for payment of such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto, then Borrower shall not be obligated to indemnify Agent or such Lender for such Indemnified Taxes or additions to Tax, penalties or interest with respect thereto.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the remainder of this Section 3.1(c)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Foreign Lender that is a party hereto on the Closing Date or becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement:

(i) Two duly completed and executed originals of IRS Form W-8BEN (or IRS Form W-8BENE) claiming exemption from withholding of Taxes under an income tax treaty to which the United States of America is a party;

(ii) two duly completed and executed originals of IRS Form W-8ECI;

(iii) a certificate in form and substance reasonably satisfactory to Agent and Borrower claiming entitlement to the portfolio interest exemption under Section 881(c) of the IRC and certifying that such Foreign Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (y) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, together with two duly completed and executed originals of IRS Form W-8BEN (or IRS Form W-8BENE); or

(iv) if the Foreign Lender is not the beneficial owner of amounts paid to it hereunder, two duly completed and executed originals of IRS Form W-8IMY, each accompanied by a duly completed and executed IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BENE), IRS Form W-9 or a portfolio interest certificate described in clause (iii) above from each beneficial owner of such amounts claiming entitlement to exemption from withholding or backup withholding of Taxes.

Each Foreign Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower and Agent on or prior to the date any prior form previously provided under this clause (c) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (c) or from time to time if requested by Borrower or Agent. Each U.S. Lender shall deliver to Agent and Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower or Agent) properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from backup withholding. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be required to pay additional amounts to or indemnify any Lender pursuant to this Section 3.1 with respect to any Taxes required to be deducted or withheld (or any additions to Tax, penalties or interest with respect thereto) (A) on the basis of the information, certificates or statements of exemption provided by a Lender pursuant to this clause (c), or (B) if such Lender shall fail to comply with the certification requirements of this clause (c).

(d) Without limiting the foregoing, each Lender shall timely comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent any documentation prescribed by applicable law or such additional documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(e) If Agent or a Lender determines that it is entitled to or has received a refund of any Taxes for which it has been indemnified by Borrower (or another Loan Party) or with respect to which Borrower (or another Loan Party) shall have paid additional amounts pursuant to this Section 3.1, it shall promptly notify Borrower of such refund, and promptly make an appropriate claim to the relevant Governmental Authority for such refund (if it has not previously done so). If Agent or a Lender receives a refund (whether or not pursuant to such claim) of such Taxes, it shall promptly pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Agent or such Lender, agrees to repay to Agent or such Lender the amount paid over to Borrower in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.1(e) shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person or to alter its internal practices or procedures with respect to the administration of Taxes.

3.2 Increased Cost.

(a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be considered a change in applicable law, regardless of the date enacted, adopted or issued), or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Closing Date of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its ability to make loans based on the LIBOR Rate or its obligation to make loans based on the LIBOR Rate; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any loan based on the LIBOR Rate, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then within ten (10) Business Days of demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), and without duplication of other payment obligations of Borrower hereunder (including pursuant to Section 3.1), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one-hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided that if the event giving rise to such costs or reductions has retroactive effect, such one-hundred eighty (180) day period shall be extended to include the period of retroactive effect. For the avoidance of doubt, this clause (a) will not apply to any such increased costs or reductions resulting from Taxes, as to which Section 3.1 shall govern. Notwithstanding anything to the contrary in this Section 3.2(a), it shall be a condition to a Lender’s exercise of its rights, if any, under this Section 3.2(a) that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements.

(b) If any Lender shall reasonably determine that any change after the Closing Date in, or the adoption or phase-in after the Closing Date of, any applicable law, rule or regulation regarding capital adequacy, or any change after the Closing Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive issued after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within ten (10) Business Days of demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one-hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided that if the event giving rise to such costs or reductions has retroactive effect, such one-hundred eighty (180) day period shall be extended to include the period of retroactive effect. Notwithstanding anything to the contrary in this Section 3.2(b), it shall be a condition to a Lender’s exercise of its rights, if any, under this Section 3.2(b) that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements.

(c) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under this Section 3.2, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its Loans through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such

Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this clause (c) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this clause (c) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.

3.3 Funding Losses.

Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Term Loans subject to the LIBOR Rate, as reasonably determined by such Lender, but excluding lost profits) as a result of (a) any payment or prepayment of any Term Loan of such Lender on a date other than a Payment Date or the Term Loan Maturity Date or (b) any failure of Borrower to borrow any Loan on a date specified therefor in a notice of borrowing pursuant to this Agreement. For the purposes of this Section 3.3, all determinations shall be made as if such Lender had actually funded and maintained each Term Loan through the purchase of deposits having a maturity corresponding to the Loan and bearing an interest rate equal to the LIBOR Rate during such period of time being measured.

3.4 Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make any Term Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement (other than Section 3.1) such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate. Notwithstanding anything set forth in this Agreement, if any Lender requests compensation under Section 3.2, or if Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.4, or if any Lender is a Non-Consenting Lender, or if any Lender fails to fund the Subsequent Term Loan pursuant to the terms set forth herein, Borrower may prepay such Lender’s Pro Rata Share of the Term Loans without having to prepay any other Lender’s Pro Rata Share of the Term Loans and without the payment of any prepayment fee that would otherwise be payable by Borrower pursuant to Section 2.8.2(b).

3.5 Conclusiveness of Statements; Survival.

Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3 or 3.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 or 3.2, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4 Conditions Precedent.

The Agreement shall become effective upon and the obligation of each Lender to make its Loan to be advanced on the Closing Date hereunder is subject to the following conditions precedent, each of which shall be reasonably satisfactory in all respects to Agent.

4.1 Prior Debt.

The Prior Debt has been (or concurrently with the initial borrowing will be) paid in full and all related Liens have been (or concurrently with the initial borrowing will be) released.

4.2 Delivery of Loan Documents.

Borrower shall have delivered the following documents in form and substance acceptable to Agent in its sole discretion (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Agent):

(a) Loan Documents. The Loan Documents to which any Loan Party is a party, each duly executed by a Responsible Officer of each Loan Party and the other parties thereto (except Agent and the Lenders), and each other Person (except Agent and the Lenders) shall have delivered to Agent and Lenders the Loan Documents to which it is a party, each duly executed and delivered by such Person and the other parties thereto (except Agent and the Lenders).

(b) Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent, for the benefit of Lenders, perfected first priority Liens in the Collateral.

(c) Lien Searches. Copies of Uniform Commercial Code, state and county search reports listing all effective financing statements filed and other Liens of record against any Loan Party, with copies of any financing statements and applicable searches of the records of the U.S. Patent and Trademark Office and the U.S. Copyright Office performed with respect to each Loan Party, all in each jurisdiction reasonably determined by Agent.

(d) [Reserved].

(e) Payoff; Release. Payoff letters with respect to the repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing or authorization to file the same.

(f) Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction reasonably requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification, in form and substance reasonably satisfactory to Agent.

(g) Closing Certificate. A certificate executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Section 4 have been satisfied (to the extent satisfaction of such condition is not subject to any Lender’s or Agent’s express approval) and shall contain as an exhibit thereto true, correct and complete copies of the material documents evidencing the Closing Date Acquisition.

(h) Opinions of Counsel. Opinions of counsel for each Loan Party, in form and substance acceptable to Agent, regarding certain closing matters, and Borrower hereby requests such counsel to deliver such opinions and authorizes Agent and Lenders to rely thereon.

(i) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(c) and (d), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

(j) Solvency Certificate. Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer or manager) of Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance reasonably satisfactory to Agent, certifying as of the Closing Date that Borrower and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the transactions and the indebtedness contemplated by the Loan Documents.

(k) Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(l) [Reserved].

(m) Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents have been duly obtained and are in full force and effect.

(n) Other Documents. Such other certificates, documents and agreements as Agent or any Lender may reasonably request.

4.3 Fees. The Lenders and Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of their legal counsel), required to be paid under the Loan Documents on or before the Closing Date. All such amounts will be paid with proceeds of the initial advance of the Term Loan and any previous expense deposits made with Agent on or before the Closing Date and will be reflected in the funding instructions given by Borrower to Agent on or before the Closing Date.

4.4 Closing Date Warrant. Agent shall have received the fully executed Closing Date Warrant.

4.5 Representations, Warranties, Defaults. As of the Closing Date, after giving effect to the making of the Loans, (a) all representations and warranties of Borrower set forth in any Loan Document shall be true and correct in all material respects as if made on and as of the Closing Date (except for representations and warranties that specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date) and (b) no Default or Event of Default shall exist. The acceptance of the Term Loans by Borrower shall be deemed to be a certification by Borrower that the conditions set forth in this Section 4.5 have been satisfied.

4.6 Diligence. Agent and Lenders shall have completed their due diligence review of the Loan Parties and their Subsidiaries, their assets, business, obligations and the transactions contemplated herein, the results of which shall be satisfactory in form and substance to Lenders, including, without limitation, (i) an examination of (A) Borrower’s projected Aggregate Revenue for such periods as required by Lenders, (B) such valuations of Borrower and its assets as Lenders shall require (C) the terms and conditions of all obligations owed by Borrower deemed material by Lenders, the results of which shall be satisfactory in form and substance to Lenders and (D) background checks with respect to the managers, officers and owners of Borrower required by Agent; (ii) an examination of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower, and Borrower shall have demonstrated to Lender’s satisfaction, in its sole discretion, that (x) no operations of Borrower are the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lenders, in their sole discretion, and (y) Borrower has no liabilities or obligations (whether contingent or otherwise) that are deemed material by Lenders, in their reasonable discretion.

4.7 Corporate Matters. All corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lenders in their sole discretion.

4.8 No Felonies or Indictable Offenses. No Loan Party nor, to the knowledge of any Responsible Officer of Borrower, any of their respective Affiliates nor any of their officers or key management personnel shall have been charged with or be under active investigation for a felony crime.

4.9 No Material Adverse Effect. There shall not be any Debt or material obligations (other than those permitted pursuant to Section 7.1 hereof or as otherwise set forth in the Disclosure Letter) of any nature with respect to any Loan Party, the default of which could reasonably be likely to have a Material Adverse Effect.

4.10 Minimum Capital Raise. Borrower shall have issued additional common Equity Interests, on terms and conditions satisfactory to Agent, in an amount equal to 19.9% of the Borrower’s issued and outstanding common shares immediately prior to the Closing, less the number of Borrower’s common shares underlying the Closing Date Warrant.

4.11 Closing Date Acquisition. Agent shall have received fully-executed copies of the Acquisition Agreement, including all annexes, exhibits and schedules thereto, together with all other material documents and agreements delivered in connection therewith, in each case, dated as of the date hereof, by and among, among others, Borrower and Icon Bioscience, Inc., and shall be satisfied, in its sole discretion, that the closing of the transactions contemplated therein (such transactions, herein referred to as the “Closing Date Acquisition”) shall occur immediately following the making of the Initial Advance under this Agreement.

For purposes of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5 Representations and Warranties.

To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make the Loan hereunder, Borrower represents and warrants to Agent and Lenders, as of the Closing Date and the date of the Subsequent Term Loan made by Lenders pursuant to Section 2.2.2, that:

5.1 Organization.

Each Loan Party is validly existing and in good standing under the laws of its state or country of jurisdiction, which as of the Closing Date is as set forth on Schedule 5.1 to the Disclosure Letter, and is duly qualified to do business in each jurisdiction in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect, which as of the Closing Date are those jurisdictions set forth on Schedule 5.1 to the Disclosure Letter.

5.2 Authorization; No Conflict.

Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, to borrow or guaranty monies hereunder, as applicable, and to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, as applicable, and the transactions contemplated therein, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) in any material respect, any provision of applicable law (including any Health Care Law), (ii) the charter, by-laws or other organizational documents of such Loan Party or (iii) (except as it relates to the documents governing the Prior Debt, each of which will be terminated and/or paid on the Closing Date) any Material Contract, or any material judgment, order or decree, which is binding upon any Loan Party or any of its properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents).

5.3 Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which any Loan Party is a party, as applicable, is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness.

5.4 Financial Condition.

(a) The audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year 2017, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of its operations for the periods then ended.

(b) The consolidated financial projections of Borrower and its Subsidiaries for the period ending December 31, 2022 delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower believes it has a reasonable basis, (it being understood that the projections are not a guaranty of future performance and that actual results during the period covered by the projections may materially differ from the projected results therein).

5.5 No Material Adverse Change.

Since June 30, 2017, there has been no material adverse change in the financial condition, operations, assets, business or properties of Borrower and its Subsidiaries taken as a whole.

5.6 Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of any Responsible Officer of Borrower, threatened against any Loan Party that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, other than any liability incidental to such litigation or proceedings, no Loan Party has any material Contingent Obligations not listed on Schedule 7.1 to the Disclosure Letter or disclosed in the financial statements specified in Section 5.4(a) or in any interim unaudited financial statements filed on Form 10-Q with the Securities and Exchange Commission.

5.7 Ownership of Properties; Liens.

Borrower and each other Loan Party owns, or leases, as applicable, all of its material properties and assets, tangible and intangible, of any nature whatsoever necessary or used in the ordinary conduct of its business (including Intellectual Property), free and clear of all Liens, except Permitted Liens and as otherwise set forth on Schedule 5.7 to the Disclosure Letter.

5.8 Capitalization.

All issued and outstanding Equity Interests of Borrower and its Subsidiaries are duly authorized, validly issued, fully paid, if a corporation, non-assessable, and such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 to the Disclosure Letter sets forth the authorized Equity Interests of Borrower and each of its Subsidiaries as of the Closing Date as well as all Persons owning more than ten percent (10%) of the outstanding Equity Interests in each such Person as of the Closing Date.

5.9 Pension Plans.

As of the Closing Date and unless otherwise disclosed to Agent in writing thereafter, no Loan Party has a Pension Plan.

5.10 Investment Company Act.

No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

5.11 No Default.

No Event of Default or Default exists or would result from the incurrence by Borrower of any Debt hereunder or under any other Loan Document or as a result of any Loan Party entering into the Loan Documents to which it is a party.

5.12 Margin Stock.

No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, no portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13 Taxes.

Each Loan Party has filed, or caused to be filed, all federal and state income, and other material tax returns and reports, including any material foreign tax returns and reports, required by law to have been filed by it and has paid all federal and state income, and other material taxes and governmental charges, including any material foreign taxes and governmental charges, thereby shown to be owing, except any such taxes or charges (a) that are not delinquent or (b) that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

5.14 Solvency.

On the Closing Date, and immediately prior to and after giving effect to the borrowing hereunder and the use of the proceeds hereof, Borrower and the other Loan Parties are, on a consolidated basis, Solvent.

5.15 Environmental Matters.

The on-going operations of Loan Parties comply in all respects with all applicable Environmental Laws, except for non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for its respective ordinary course operations, and each Loan Party is in compliance with all material terms and conditions thereof, except where the failure to obtain, maintain or comply would not reasonably be expected to result in a Material Adverse Effect. (i) As of the Closing Date and (ii) except as could not reasonably be expected to result in a Material Adverse Effect, as of the date of the Subsequent Term Loan made by Lenders pursuant to Section 2.2.2, neither Borrower, any of its Subsidiaries nor any of their respective properties or operations is subject to any outstanding written order from or agreement with any federal, state, or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other environmental conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, owned, operated or conducted by any Loan Party that would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no Loan Party owns or operates underground storage tanks.

5.16 Insurance.

Loan Parties and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate, as applicable. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16 to the Disclosure Letter.

5.17 Information.

All written information (other than financial projections, estimates and other forward-looking information, and information of a general economic or industry specific nature) heretofore or contemporaneously herewith furnished in writing by Borrower to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, taken as a whole, is, and all written information hereafter furnished by or on behalf of Borrower to Agent or any Lender pursuant hereto or in connection herewith, taken as a whole, will be true and accurate in every material respect on the date as of which such information, taken as a whole, is dated or certified, and none of such information is or will be when furnished incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which made (it being recognized by Agent and Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.18 Intellectual Property; Products and Services.

(a) Schedule 5.18(a)(i) to the Disclosure Letter as of the Closing Date accurately and completely lists all Registered Intellectual Property of a Loan Party. Except as otherwise set forth on Schedule 5.18(a)(ii) hereto, each Loan Party owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of, and material to, the business of the Loan Parties, taken as a whole, without any infringement upon the intellectual property rights of others, (x) in any material manner as of the Closing Date and (y) except as could not reasonably be expected to result in a Material Adverse Effect as of the date of the Subsequent Term Loan made by Lenders pursuant to Section 2.2.2.

(b) Schedule 5.18(b)(i) as of the Closing Date accurately and completely lists all Products, Material Services, and all Material Required Permits in relation thereto, and Borrower has delivered to Agent a copy of all Required Permits as of the date hereof requested by Agent..

(c) With respect to any Material Product or Material Service being tested, manufactured, marketed, sold, and/or delivered by Loan Parties, the applicable Loan Party has received (or the applicable, authorized third parties have received), and such Product or Service is the subject of, all Material Required Permits needed in connection with the testing, manufacture, marketing, sale, and/or delivery of such Product or Service by or on behalf of Loan Parties as currently conducted. (i) As of the Closing Date and (ii) except as could not reasonably be expected to result in a Material Adverse Effect, as of the date of the Subsequent Term Loan made by Lenders pursuant to Section 2.2.2,, no Loan Party has received any written notice from any applicable Governmental Authority, specifically including the FDA and/or CMS, that such Governmental Authority is conducting an investigation or review (other than a normal routine scheduled inspection) of any Loan Party’s (x) manufacturing facilities, laboratory facilities, the processes for such Product, or any related sales or marketing activities and/or the Material Required Permits related to such Product, and (y) laboratory facilities, the processes for such Services, or any related sales or marketing activities and/or the Material Required Permits related to such Services. There are no material deficiencies or violations of applicable laws in relation to the manufacturing, processes, sales, marketing, or delivery of such Product or Material Services and/or the Material Required Permits related to such Product or Services, the effect of which could reasonably be expected to adversely impact Aggregate Revenues in an material respect, no Material Required Permit has been revoked or withdrawn, nor, to the knowledge of any Responsible Officer of Borrower, has any such Governmental Authority issued any written order or recommendation stating that the development, testing, manufacturing, sales and/or marketing of such Product or Services by or on behalf of Loan Parties should cease or be withdrawn from the marketplace, as applicable, the effect of which could reasonably be expected to adversely impact Aggregate Revenues in an material respect.

(d) Except as set forth on Schedule 5.18(b)(ii) to the Disclosure Letter, (A) there have been no material adverse clinical test results in respect of any Product since the date on which the applicable Loan Party acquired rights to such Product, and (B) there have been no material product recalls or voluntary product withdrawals from any market in respect of any Product since the date on which the applicable Loan Party acquired rights to such Product, in each case, (x) as of the Closing Date and (y) except as could not reasonably be expected to result in a Material Adverse Effect as of the date of the Subsequent Term Loan made by Lenders pursuant to Section 2.2.2.

(e) No Loan Party has experienced any significant failures in its manufacturing of any Product which caused any reduction in Products sold (x) in any material respects as of the Closing Date and (y) except as could not reasonably be expected to result in a Material Adverse Effect as of the date of the Subsequent Term Loan made by Lenders pursuant to Section 2.2.2.

5.19 [Reserved].

5.20 Labor Matters.

As of the Closing Date and unless otherwise disclosed to Agent in writing thereafter, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of each Loan Party are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters. Each Loan Party has fully and timely made any and all social benefits and pension contributions and payments required to be made by such Loan Party according to any applicable law or agreement for which any failure to comply would reasonably be expected to have a Material Adverse Effect.

5.21 Material Contracts.

Except for the agreements set forth on Schedule 5.21 to the Disclosure Letter (collectively, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which such Loan Party and any of its equity holders are a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee (other than widely-available software subject to “shrink-wrap” or “click-through” software licenses), (vi) distribution, marketing or supply agreements to which any Loan Party is a party, (vii) customer agreements to which any Loan Party is a party, (viii) partnership agreements pursuant to which any Loan Party is a partner, limited liability company agreements pursuant to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party (in each case other than the applicable Loan Parties’ organizational documents), (ix) real estate leases (in each case with respect to any agreement of the type described in the preceding clauses (i) through (ix) requiring payments or contributions in the aggregate of more than $250,000 in any Fiscal Year), or (x) any other agreements or instruments to which any Loan Party is a party, in each case the breach, nonperformance or cancellation of which, would reasonably be expected to have a Material Adverse Effect. Schedule 5.21 to the Disclosure Letter sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than a Loan Party) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.22 Compliance with Laws; Health Care Laws.

(a) Laws Generally. Each Loan Party is in compliance with, and is conducting and has conducted its business and operations in material compliance with the requirements of all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Health Care Laws. Without limiting the generality of clause (a) above:

(i) No Loan Party is in violation of any applicable Health Care Laws, except for any such violation which would not reasonably be expected (either individually or taken as a whole with any other violations) to have a Material Adverse Effect.

(ii) (a) Each Loan Party (either directly or through one or more authorized third parties) has all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities and self-regulatory authorities (each, an “Authorization”) necessary to engage in the business conducted by it, except for such Authorizations with respect to which the failure to have would not reasonably be expected to have a Material Adverse Effect, and (b) no Responsible Officer of any Loan Party has knowledge that any Governmental Authority is in the process of or has commenced proceedings to limit, suspend or revoke any such Authorization, except where the limitation, suspension or revocation of such Authorization would not reasonably be expected to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect and such Loan Party is in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(iii) Each Loan Party has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by applicable law or regulation (including any foreign law or equivalent regulation), except where the failure to be so accredited and in good standing without limitation would not reasonably be expected to have a Material Adverse Effect.

(iv) Except where any of the following would not reasonably be expected to have a Material Adverse Effect, no Loan Party has been, or to the knowledge of a Responsible Officer has been threatened in writing to be, (i) excluded from participation in federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) pursuant to 42 U.S.C. §1320a-7 or any related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (iii) made a party to any other action by any Governmental Authority that would likely prohibit it from selling Products to any governmental or other purchaser pursuant to any Health Care Law.

(v) No Loan Party has received any written notice from the FDA, CMS, or any other Governmental Authority with respect to, nor to the knowledge of any Responsible Officer is there, any actual or pending investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by the FDA, CMS, or any other Governmental Authority against any Loan Party regarding any violation of applicable law, except for such investigations, inquiries, or administrative or judicial actions, hearings, or enforcement proceedings which, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.23 Existing Indebtedness; Investments, Guarantees and Certain Contracts.

As of the Closing Date, no Loan Party (a) except as set forth on Schedule 7.1 to the Disclosure Letter, has any outstanding Debt in excess of $25,000 individually and $50,000 in the aggregate, except Debt under the Loan Documents and except for intercompany Debt, or (b) except as set forth on Schedule 7.10 to the Disclosure Letter, owns or holds any equity or long-term debt investments in, or has any outstanding advances to (other than trade credit extended in the ordinary course of business) or any outstanding guarantees for the obligations of any other Person (other than another Loan Party or a Subsidiary of a Loan Party), in each case, with a value in excess of $25,000 individually and $50,000 in the aggregate.

5.24 Affiliated Agreements.

Except as set forth on Schedule 7.7, transactions, arrangements or contracts otherwise permitted by Section 7.7 and employment agreements entered into with employees, managers, officers and directors from time to time in the ordinary course of business, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party, on the one hand, and such Loan Party’s Affiliates, on the other hand.

5.25 Names; Locations of Offices, Records and Collateral; Deposit Accounts.

During the past five years preceding the Closing Date, no Loan Party has conducted business under or used any name (whether corporate, partnership or assumed) other than such names set forth on Schedule 5.25A to the Disclosure Letter. Except as any Loan Party may change its legal name from time to time in accordance with the Loan Documents, each Loan Party is the sole owner(s) of all of its respective names listed on Schedule 5.25A to the Disclosure Letter, and any and all business done and invoices issued in such names are such Loan Party’s sales, business and invoices. Each Loan Party maintains as of the Closing Date, and during the past five years preceding the Closing Date has maintained, respective places of business only at the locations set forth on Schedule 5.25B to the Disclosure Letter, and all books and records of Loan Parties relating to or evidencing the Collateral are located in and at such locations as of the Closing Date (other than (i) Deposit Accounts, securities accounts, commodities accounts and other investment accounts, (ii) Collateral in the possession of Agent, for the benefit of Lenders, and (iii) Collateral in transit, out for repair or at customer locations in the ordinary course of business). Schedule 7.14 to the Disclosure Letter lists all of Loan Parties’ Deposit Accounts (including all Exempt Accounts) as of the Closing Date. As of the Closing Date, all of the tangible Collateral is located exclusively within the United States.

5.26 Non-Subordination.

The payment and performance of the Obligations by Loan Parties are not subordinated in any way to any other obligations of such Loan Parties or to the rights of any other Person.

5.27 Broker’s or Finder’s Commissions.

Except as set forth in Schedule 5.27 to the Disclosure Letter, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by any Loan Party or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent and Lenders.

5.28 Anti-Terrorism; OFAC.

(a) No Loan Party nor any Person controlling or controlled by a Loan Party, nor, to the knowledge of any Responsible Officer of Borrower, any Person having a beneficial interest in a Loan Party, nor any Person for whom a Loan Party is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b) No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.29 Security Interest.

Each Loan Party has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority (subject to Permitted Liens) security interest and Lien on the Collateral pursuant to this Agreement and the other Loan Documents, as applicable, subject to the following sentence. Upon the execution and delivery of this Agreement and the other Loan Documents, and upon the filing of the necessary UCC financing statements and the IP Security Agreement, the delivery of control agreements with respect to Deposit Accounts (other than Exempt Accounts) and/or delivery of the necessary certificates evidencing any equity interest, together with stock powers, without any further action, Agent will have a good, valid and first priority (subject to Permitted Liens) perfected Lien and security interest in the Collateral that can be perfected by such actions, for the benefit of Lenders.

5.30 Survival.

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive until Payment in Full of the Obligations (and will survive, for the avoidance of doubt, the execution and delivery of this Agreement, the closing and the making of the Loan).

Section 6 Affirmative Covenants.

Until all Obligations have been Paid in Full, Borrower agrees that, unless at any time Agent shall otherwise expressly consent in writing, it will:

6.1 Information.

Furnish to Agent (which shall furnish to each Lender):

6.1.1 Annual Report.

Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year: (a) a copy of the annual audited report of Borrower and its Subsidiaries for such Fiscal Year, including therein (i) a consolidated balance sheet and statement of earnings and cash flows of Borrower and its Subsidiaries as at the end of and for such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrower’s independent certified public accountants or to the extent any such qualification results solely form a current maturity of the Loans) by Deloitte Touche Tohmatsu Limited or another independent auditor of recognized standing selected by Borrower and reasonably acceptable to Agent (for purposes of clarity, a “going concern” statement or explanatory note shall not be a qualification for purposes of any audited reports delivered prior to the Fiscal Year ending June 2019), and (ii) a comparison with the previous Fiscal Year; and (b) upon Agent’s reasonable request, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flows for Borrower and its Subsidiaries for such Fiscal Year, together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, certified by a Responsible Officer of Borrower.

6.1.2 Interim Reports.

(a) Promptly when available and in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarter together with a comparison as of the end of the previous Fiscal Year, together with a consolidated statement of earnings for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter and a consolidated statement of cash flows for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year (which may be in preliminary form), certified by a Responsible Officer of Borrower.

(b) (i) Together with each such quarterly report to be delivered pursuant to clause (a) above (other than the last Fiscal Quarter of any Fiscal Year), Borrower shall provide to Agent a written statement of Borrower’s management setting forth a summary discussion of Borrower’s financial condition, changes in financial condition and results of operations, which may be included in the Form 10-Q and or Form 10-K, as applicable, filed with the Securities and Exchange Commission, (ii) together with each such quarterly report to be delivered pursuant to clause (a) above, Borrower shall deliver to Agent a copy of each material written demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables for all Loan Parties, and (iii) together with each such annual report to be delivered pursuant to Section 6.1.1 above, Borrower shall provide to Agent updated Schedules 5.16, 5.18(a)(i), 5.18(b)(i) and 5.21 to Disclosure Letter, as applicable, setting forth any changes to the disclosures set forth in such schedules as most recently provided to Agent or, as applicable, a written statement of Borrower’s management stating that there have been no changes to such disclosures as most recently provided to Agent.

(c) Documents required to be delivered pursuant to Section 6.1.1 or 6.1.2(a), 6.1.2(b)(i), 6.1.5 or Section 6.1.10 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Annex II, or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that: Borrower shall notify the Agent (by facsimile or electronic mail) of the posting of any such documents and if requested by the Agent or any Lender, provide to the Agent or such Lender by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.1.3 Revenue-Based Payment Reconciliation.

Upon Agent’s reasonable request Borrower shall furnish to Agent, a report, in form reasonably acceptable to Agent, reconciling the revenue reported by Borrower to Agent during any reporting period to the Aggregate Revenue reported by Borrower hereunder for such period and the amount of Revenue-Based Payment(s) made by Borrower in connection with such period(s).

6.1.4 Compliance Certificate.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of quarterly statements pursuant to Section 6.1.2, a duly completed Compliance Certificate, with appropriate insertions, dated the date of delivery and corresponding to such annual report or such quarterly statements, and signed by a Responsible Officer of Borrower, containing a computation showing compliance with Section 7.13 and a statement to the effect that such officer has not become aware of any Event of Default or Default that exists or, if there is any such event, describing it and the steps, if any, being taken to cure it.

6.1.5 Reports to Governmental Authorities and Shareholders.

To the extent not publicly available on the Securities and Exchange Commission’s EDGAR system, or any successor thereto, promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with any Governmental Authority, (b) all registration statements (or such equivalent documents) of each Loan Party filed with any Governmental Authority and (c) all proxy statements or other communications made to the holders of Borrower’s Equity Interests generally, in each case, other than those reports, statements or other communications that are administrative or ministerial in nature.

6.1.6 Notice of Default; Litigation.

Promptly upon any Responsible Officer of Borrower becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a) the occurrence of an Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lenders which has been instituted or, to the knowledge of any Responsible Officer of Borrower, is threatened in writing against Borrower or any other Loan Party or to which any of the properties of any thereof is subject, which in any case would reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material adverse change in any insurance maintained by Borrower or any other Loan Party;

(e) any other event (including (i) any violation of any law, including any Environmental Law, or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect; or

(f) to the extent that it would reasonably be expected to result in a Material Adverse Effect (i) any suspension, revocation, cancellation or withdrawal of an Authorization required for Borrower or any other Loan Party, is threatened in writing or there is any basis for believing that such Authorization will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn, (ii) Borrower or any other Loan Party enters into any consent decree or order pursuant to any Health Care Law, or becomes a party to any judgment, decree or judicial or administrative order pursuant to any Health Care Law, (iii) receipt of any written notice or other written communication from the FDA, CMS, or any other applicable Governmental Authority alleging non-compliance with any applicable Health Care Law, (iv) the occurrence of any violation of any applicable Health Care Law by Borrower or any of the other Loan Parties in the development or provision of Services, and record keeping and reporting to the FDA or CMS that could reasonably be expected to require or lead to an investigation, corrective action or enforcement, regulatory or administrative action, (v) the occurrence of any civil or criminal proceedings relating to Borrower or any of the other Loan Parties or any of their respective employees, which involve a matter within or related to the FDA’s or CMS’ jurisdiction, (vi) any officer, employee or agent of Borrower or any of the other Loan Parties is convicted of any crime or has engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a, or (vii) any officer, employee or agent of Borrower or any of the other Loan Parties has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal, provincial, state or local health care programs under Section 1128 of the Social Security Act or any similar law or regulation.

6.1.7 Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower or any other Loan Party by independent auditors in connection with each annual audit or interim review made by such auditors of the books of Borrower or any other Loan Party.

6.1.8 Projections.

As soon as practicable, and in any event not later than sixty (60) days after the commencement of each Fiscal Year (each, a “Subject Fiscal Year”), financial projections of revenues and EBITDA for Borrower and the Subsidiaries (i) on a quarterly basis for such Subject Fiscal Year and the next two (2) Fiscal Quarters immediately following such Subject Fiscal Year (such six (6) Fiscal Quarter Period, a “Subject Period”), (ii) on a quarterly basis for the next two (2) Fiscal Quarters immediately following such Subject Period and (iii) on an annual basis for the second Fiscal Year following such Subject Fiscal Year, prepared in a manner consistent with the projections delivered by Borrower to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a chief financial officer (or other executive or financial officer) of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by them in good faith, (b) Borrower believes that it has a reasonable basis for the assumptions contained in such projections as of the time such assumptions were made and (c) such projections have been prepared in accordance with such assumptions. For the avoidance of doubt, Agent and the Lenders acknowledge and agree that the financial projections delivered pursuant to clauses (ii) and (iii) above are being delivered by Borrower solely for informational purposes and will not be used in any determination of the financial covenants set forth in Sections 7.13.2 and 7.13.3.

6.1.9 Updated Schedules to Guarantee and Collateral Agreement.

Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Guarantee and Collateral Agreement).

6.1.10 Other Information.

From time to time as Agent reasonably requests, Borrower shall promptly deliver or shall cause to be delivered to Agent:

(a) copies of any reports, statements or written materials (other than routine or ministerial communications (electronic or otherwise) between Borrower or its Affiliates and such entities that are not material in nature) in relation to any Material Contract;

(b) such other information concerning Borrower and any other Loan Party as Agent may reasonably request;

(c) copies of all material communication as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority; and

(d) copies of (x) any notices or other written communications relating to any breach, default, or event of default with respect to any Debt listed on Schedule 7.1 to the Disclosure Letter and (y) any other material modifications or amendments entered into in relation to any Debt listed on Schedule 7.1 to the Disclosure Letter.

6.2 Books; Records; Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit (at any reasonable time and with reasonable notice), Agent or any representative thereof to inspect the properties and operations of Borrower or any other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof and to the extent such discussion is not in respect of the results of the annual audit or the restatement of any such annual audit, a representative of the Borrower shall be provided a reasonable opportunity to participate in any such discussion), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, (at any reasonable time and with reasonable notice) Agent and its representatives to inspect the Collateral and other tangible assets of Borrower or Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral; provided, however, so long as no Event of Default exists, only Agent may exercise rights under this Section 6.2 and the Agent shall not exercise such rights more often than one (1) time in any Fiscal Year. All such visits and examinations pursuant to this Section 6.2 shall comply with the Borrower’s or its Subsidiaries’ policies and protocols for safety for visitors to its facilities, including visits to any manufacturing areas. Notwithstanding anything to the contrary in this Section 6.2 or any other provision of the Loan Documents, none of the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Agent or a Lender (or its respective representatives or contractors) is prohibited by law, fiduciary duty or third-party contractual obligations (not created in contemplation thereof), or would violate any of its obligations with respect to the privacy or confidentiality of patient information or (b) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, that, in each case, Borrower shall notify Agent of such prohibition or privilege.

6.3 Conduct of Business; Maintenance of Property; Insurance.

(a) Borrower shall, and shall cause each other Loan Party to, (i) conduct its business in accordance with its current business practices or otherwise as it may determine in its reasonable business judgment, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted or any business reasonably related or incidental thereto or which constitutes a reasonable extension or expansion thereof, (iii) collect the Royalties in the ordinary course of business or otherwise as it may determine in its reasonable business judgment, (iv) maintain all of its material Collateral used or useful in its business in good repair, working order and condition (normal wear and tear and casualty and condemnation events excepted and except as may be disposed of in accordance with the terms of the Loan Documents), (v) from time to time to make all necessary repairs, renewals and replacements to the Collateral required for the conduct of Borrower and Loan Parties business in accordance with its current business practices; (vi) maintain and keep in full force and effect all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect; (vii) remain in good standing and maintain operations in all jurisdictions in which it is currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, and (viii) maintain, comply with and keep in full force and effect all Intellectual Property and Permits necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect.

(b) Borrower shall keep, and cause each other Loan Party to keep, all property necessary in the business of Borrower or each other Loan Party in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted.

(c) Borrower shall maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is (i) customarily maintained by Persons operating in the same geographical region as Borrower that are (A) subject to any applicable Health Care Laws, or (B) otherwise delivering to customers products or services similar to the Services (in each case, as determined by Agent in its reasonable discretion), and (ii) otherwise in form, substance, and amounts acceptable to Agent in its reasonable discretion; provided that in any event, such insurance shall, unless the Agent otherwise agrees, insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts (other than in the case of casualty or property insurance) no less than, and deductibles no higher than, those amounts provided for as of the Closing Date; provided further, that, Agent agrees the insurance maintained by Borrower on the Closing Date is acceptable. Upon request of Agent, Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. Borrower shall cause each issuer of an insurance policy in respect of property or casualty or general liability insurance to provide Agent with an endorsement (x) showing Agent as a lender’s loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of general liability insurance promptly upon request by Agent, (y) providing that the insurance carrier will endeavor to give at least thirty (30) days’ prior written notice to Borrower and Agent (or ten (10) days’ prior written notice if the Agent consents to such shorter notice) before the termination or cancellation of the policy prior to the expiration thereof and (z) reasonably acceptable in all other respects to Agent. Notwithstanding the foregoing, so long as no Event of Default exists, Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of Borrower and its Subsidiaries (and Agent shall promptly remit to Borrower or the applicable Subsidiary any proceeds with respect to such insurance received by Agent).

(d) Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent (upon reasonable advance notice to Borrower) may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance shall protect Borrower’s and each other Loan Party’s interests. The coverage that Agent purchases shall pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the reasonable costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4 Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who Controls a Loan Party is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations, (d) file, or cause to be filed, all federal and state income, and other material tax returns, including any material foreign tax returns and reports, and reports required by law to be filed by any Loan Party, and (e) pay, and cause each other Loan Party to pay, prior to delinquency, all federal and state income and other material taxes and other material governmental charges, including any material foreign taxes and governmental charges, against it or any of its property, as well as material claims of any kind which, if unpaid, could become a Lien (other than a Permitted Lien) on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax, charge or claim so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP. For purposes of this Section 6.4, “Control” shall mean, when used with respect to any Person, (x) the direct or indirect beneficial ownership of fifty-one percent (51%) or more of the outstanding Equity Interests of such Person or (y) the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

6.5 Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

6.6 Employee Benefit Plans.

Except to the extent that failure to do so would not be reasonably expected to result in (a) a Material Adverse Effect or (b) liability in excess of $250,000 of any Loan Party, maintain, and cause each other Loan Party to maintain, each Pension Plan (if any) in substantial compliance with all applicable requirements of law and regulations.

6.7 Environmental Matters.

Except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect, if any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets owned, leased or operated by Borrower or any other Loan Party, Borrower shall cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Effect, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.

6.8 Further Assurances.

Take, and cause each other Loan Party to take, such actions as are necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by a perfected Lien in favor of Agent (subject only to the Permitted Liens) on substantially all of the assets of Borrower, Icon and each Wholly-Owned Domestic Subsidiary of Borrower (other than any Excluded Subsidiary) in accordance with the other provisions of this Agreement and the provisions of any Collateral Documents (as well as (i) 100% of the issued and outstanding Equity Interests of each Wholly-Owned Domestic Subsidiary (other than any Foreign Subsidiary Holding Company) and (ii)(x) 65% (or such greater percentage that, due to a change in an applicable law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Wholly-Owned Foreign Subsidiary or Foreign Subsidiary Holding Company as determined for United States federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (y) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), in each Wholly-Owned Foreign Subsidiary and Foreign Subsidiary Holding Company, in each case, directly owned by a Loan Party) and guaranteed by Icon and all of the other Domestic Subsidiaries of Borrower (other than any Excluded Subsidiary) existing as of, or immediately following as it relates to Icon, the Closing Date (including, promptly upon the acquisition or creation thereof, any Wholly-Owned Domestic Subsidiary of Borrower (other than any Excluded Subsidiary) acquired or created after the

Closing Date, and in any event no later than thirty (30) days after the date such Subsidiary was acquired or created), in each case including (a) the execution and delivery of a joinder to the Guarantee and Collateral Agreement in the form attached thereto, mortgages and deeds of trust in respect of any real property with a fair market value in excess of $1,000,000 owned by a Loan Party, financing statements and other documents reasonably required by Agent, and the filing or recording of any of the foregoing; (b) the delivery of certificated securities (if any) and other Collateral with respect to which perfection is obtained by possession as required by Agent but excluding the requirement for the Loan Parties to execute and deliver any Excluded Collateral as defined in the Guarantee and Collateral Agreement; and (c) using commercially reasonable efforts to obtain and deliver executed Collateral Access Agreements in relation to any domestic location where Collateral with a value in excess of $250,000 is held or otherwise stored from time to time.

6.9 Compliance with Health Care Laws.

(a) Without limiting or qualifying Section 6.4 or any other provision of this Agreement, Borrower will comply, and will cause each other Loan Party and each Subsidiary of Borrower to comply, in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) Borrower will, and will cause each other Loan Party and each Subsidiary to:

(i) Keep in full force and effect all Authorizations required to operate such Person’s business under applicable Health Care Laws and maintain any other qualifications necessary to conduct, arrange for, administer, provide services in connection with or receive payment for all applicable Services, except to the extent such failure to keep in full force and effect or maintain would not reasonably be expected to have a Material Adverse Effect.

(ii) Promptly furnish or cause to be furnished to the Agent, with respect to matters that could reasonably be expected to have a Material Adverse Effect, (w) copies of all material reports of investigational/inspectional observations issued to and received by the Loan Parties or any of their Subsidiaries, and issued by any Governmental Authority relating to such Person’s business, (x) copies of all material establishment investigation/inspection reports (including, but not limited to, FDA Form 483’s) issued to and received by Loan Parties or any of their Subsidiaries and issued by any Governmental Authority, (y) copies of all material warning and untitled letters as well as other material documents received by Loan Parties or any of their Subsidiaries from the FDA, CMS, DEA, or any other Governmental Authority relating to or arising out of the conduct applicable to the business of the Loan Parties or any of their Subsidiaries that asserts past or ongoing lack of compliance with any Health Care Law or any other applicable foreign, federal, state or local law or regulation of similar import and (z) notice of any material investigation or material audit or similar proceeding by the FDA, DEA, CMS, or any other Governmental Authority.

(iii) Promptly furnish or cause to be furnished to the Agent, with respect to matters that would reasonably be expected to have a Material Adverse Effect, (in such form as may be reasonably required by Agent) copies of all non-privileged reports, correspondence, pleadings and other communications relating to any matter that could lead to the loss, revocation or suspension (or threatened loss, revocation or suspension) of any material Authorization or of any material qualification of any Loan Party or Subsidiary; provided that any internal reports to a Person’s compliance “hot line” which are promptly investigated and determined to be without merit need not be reported.

(iv) Promptly furnish or cause to be furnished to the Agent notice of all material fines or penalties imposed by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries.

(v) Promptly furnish or cause to be furnished to the Agent notice of all material allegations by any Governmental Authority (or any agent thereof) of fraudulent activities of any Loan Party or any of its Subsidiaries in relation to the provision of clinical research or related services.

Notwithstanding anything to the contrary in any Loan Document, no Loan Party or any of its Subsidiaries shall be required to furnish to Agent or any Lender patient-related or other information, the disclosure of which to Agent or such Lender is prohibited by any applicable law, regulation, or guidance.

6.10 Cure of Violations.

If there shall occur any breach of Section 6.9, Borrower shall take such commercially reasonable action as is necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Health Care Laws, and shall thereafter diligently pursue the same.

6.11 Corporate Compliance Program.

Maintain, and will cause each other Loan Party to maintain on its behalf, a corporate compliance program with respect to the material operations of the business and shall notify Agent no later than the date required to deliver a Compliance Certificate pursuant to Section 6.1.4 of the implementation of any such new corporate compliance program . Until the Obligations have been Paid in Full, Borrower will modify such corporate compliance program from time to time (and cause the other Loan Parties and their Subsidiaries to modify their respective corporate compliance programs) as may be reasonable to attempt to ensure continuing compliance in all material respects with all material applicable laws, ordinances, rules, regulations and requirements (including, in all applicable material respects, any material Health Care Laws). Subject to the limitations set forth in Section 6.2, Borrower will permit Agent and/or any of its outside consultants to review such corporate compliance programs from time to time upon reasonable notice and during normal business hours of Borrower.

6.12 [Reserved].

Section 7 Negative Covenants.

Until all Obligations have been Paid in Full, Borrower agrees that, unless at any time Agent shall otherwise expressly consent in writing, in its sole discretion, it will:

7.1 Debt.

Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt with respect to outstanding letters of credit, banker’s acceptances or similar instruments posted in the ordinary course of business, provided the outstanding principal amount of such Indebtedness shall not exceed $500,000 in the aggregate at any time;

(c) Debt in respect of obligations relating to corporate credit cards, purchase cards or bank card products, not to exceed $250,000 in the aggregate at any one time outstanding;

(d) Debt of the type described in (and which may be unsecured or secured by Liens permitted by) Section 7.2(b), Section 7.2(d) or Section 7.2(e) and extensions, renewals and re-financings thereof; provided that the aggregate amount of all such Debt permitted under Section 7.2(d) at any time outstanding shall not exceed $250,000;

(e) Debt with respect to any Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(f) Debt (i) arising from customary agreements for indemnification related to sales of goods, licensing of intellectual property or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or disposition of any business, assets or Subsidiary of Borrower otherwise permitted hereunder, (ii) representing deferred compensation to employees of any Loan Party or their Subsidiaries incurred in the ordinary course of business, or (iii) representing customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(g) Debt with respect to cash management obligations and other Debt in respect of automatic clearing house arrangements, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business;

(h) Debt incurred in connection with surety bonds, performance bonds or letters of credit for worker’s compensation, unemployment compensation and other types of social security and otherwise in the ordinary course of business or referred to in Section 7.2(e);

(i) Debt described on Schedule 7.1 to the Disclosure Letter as of the Closing Date, and any extension or renewal thereof so long (i) as the principal amount thereof is not increased (other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any underwriting discounts, fees, commissions and expenses associated with such extension, refinancing, renewal or replacement), (ii) as the terms and conditions of such extension, renewal or refinancing are, taken as a whole, not materially less favorable than the original Debt and (iii) as to such extension or renewal, no additional collateral or other additional form of security is granted by Borrower or any Loan Party in connection therewith;

(j) intercompany Indebtedness permitted under Section 7.10;

(k) Indebtedness constituting obligations in respect of working capital adjustment requirements under the agreements used to consummate the Closing Date Acquisition, a Permitted Acquisition or other Investment permitted under Section 7.10;

(l) Permitted Convertible Bond Indebtedness;

(m) Guarantees of Debt otherwise permitted under this Section 7.1;

(n) Indebtedness owed to any Person in respect of the purchase price for property, casualty, liability, or other insurance to any Loan Party or to any of their Subsidiaries, or to a premium finance company with respect only to such insurance premiums; and

(o) other unsecured Debt (which for further clarity shall exclude accounts payable and other current liabilities incurred by Loan Parties and their Subsidiaries in the ordinary course of business), in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $250,000.

7.2 Liens.

Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and with respect to which no execution or other enforcement has occurred;

(b) Liens arising in the ordinary course of business (including without limitation (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA that secure an amount in excess of $250,000) or in connection with surety bonds, bids, tenders, performance bonds, trade contracts not for borrowed money, licenses, statutory obligations and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and with respect to which no execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 7.2 to the Disclosure Letter as of the Closing Date (other than Liens being released at the closing under this Agreement) and the replacement, extension or renewal of any Lien permitted by this clause (c) upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any underwriting discounts, fees, commissions and expenses associated with such extension, refinancing, renewal or replacement);

(d) (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring or improving such property, including, in the case each of the foregoing clauses (i) and (ii), any such Liens assumed in connection with an Investment permitted pursuant to Section 7.10; provided that any such Lien (not assumed in connection with an Investment permitted pursuant to Section 7.10) attaches to such property within one hundred-eighty (180) days of the acquisition or improvement thereof and attaches solely to the property so acquired or improved, and (iii) the replacement, extension or renewal of a Lien permitted by one of the foregoing clauses (i) or (ii) in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof other than by an amount equal to unpaid interest and premiums thereon, and any underwriting discounts, fees, commissions and expenses associated with such extension, refinancing, renewal or replacement);

(e) Liens relating to litigation bonds and attachments, appeal bonds, judgments and other similar Liens arising in connection with any judgment or award that is not an Event of Default hereunder;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g) Liens arising under the Loan Documents;

(h) any interest or title of a licensor, sublicensor, lessor or sublessor under any license, lease, sublicense or sublease agreement entered into in the normal course of business, only to the extent limited to the item licensed or leased;

(i) (x) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (y) customary set off rights or similar rights and remedies of deposit banks or securities intermediaries with respect to deposit accounts or securities account maintained at such deposit banks or securities intermediary or which are contained in standard agreements for the opening of an account with a bank or securities intermediary;

(j) Liens arising from precautionary filings of financing statements under the Uniform Commercial Code or similar legislation of any applicable jurisdiction in respect of operating leases permitted hereunder and entered into by a Loan Party or their Subsidiaries in the ordinary course of business;

(k) Liens attaching to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder or indemnification other post-closing escrows or holdbacks;

(l) Liens incurred with respect to Hedging Obligations incurred for bona fide hedging purposes and not for speculation;

(m) (i) Liens to secure obligations of a Loan Party to another Loan Party and (ii) Liens to secure obligations of a Subsidiary (other than a Loan Party) to another Subsidiary or Loan Party;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(o) Liens on cash and Cash Equivalents securing Debt permitted under Section 7.1(b), in an aggregate principal amount not to exceed $500,000 outstanding at any one time;

(p) Liens on cash collateral in an aggregate principal amount not to exceed $250,000 outstanding at any one time pledged to secure (i) Debt in respect of corporate credit cards, purchase cards or bank card products permitted pursuant to Section 7.1(c) and (ii) Debt of the type permitted by Section 7.1(g);

(q) Liens of sellers of goods to Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(r) Permitted Licenses;

(s) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(t) pledges and deposits in the ordinary course of business securing liability to insurance carriers providing property, casualty or liability insurance to Borrower or any Subsidiary (including obligations in respect of letters of credit or bank guarantees for the benefit of such insurance carriers);

(u) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;

(v) to the extent constituting a Lien, cash escrow arrangements securing indemnification obligations associated with the Closing Date Acquisition, a Permitted Acquisition or any other Investment permitted under Section 7.10;

(w) rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any Joint Venture or other Persons that are not Subsidiaries; and

(x) other Liens not securing Debt, in an aggregate amount not to exceed $50,000 outstanding at any one time.

7.3 Dividends; Redemption of Equity Interests.

Not (a) declare, pay or make any dividend or distribution on any Equity Interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such other than in compliance with Section 7.7 hereof, or (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower other than in compliance with Section 7.7 hereof, in each case of the foregoing other than:

(i) (x) each Subsidiary that is a Loan Party may make dividends or distributions to any Loan Party, and (y) each Subsidiary that is not a Loan Party may make dividends or distributions to a Loan Party and to another Subsidiary that is not a Loan Party and pro rata dividends or distributions to minority stockholders of any such Subsidiary;

(ii) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person (including in connection with the conversion of Permitted Convertible Bond Indebtedness or Equity Interests of the Parent);

(iii) (x) Borrower may make cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests or upon the exercise of other Equity Interests issued under the Existing Stock Incentive Plans, to represent a portion of the exercise price of such options or warrants or other Equity Interests and (y) Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan (including the Existing Stock Incentive Plans) in satisfaction of withholding or similar taxes payable by any present or former officer, employee, director or member of management and Borrower may make deemed repurchases in connection with the exercise of stock options or upon the exercise of other Equity Interests issued under the Existing Stock Incentive Plans;

(iv) Borrower may make payments of cash in lieu of fractional shares of Equity Interests arising out of stock dividends, splits or combinations in connection with exercises or conversions of options, warrants and other convertible securities;

(v) Borrower and each Subsidiary may effect the distribution of rights pursuant to any shareholder rights plan, a rights offering or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan or a rights offering;

(vi) Borrower and each Subsidiary may make any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof;

(vii) Borrower and each Subsidiary may make payments to redeem or repurchase the Equity Interests held by any minority shareholder (x) in any Joint Venture or Subsidiary that is not a Wholly-Owned Subsidiary (other than Icon), in each case, to the extent such payment is an Investment permitted under Section 7.10(q)(iii) or (s) and the amount of such payment does not exceed the amount then-available under Section 7.10(q)(iii) and (s) and (y) in Icon after the exercise of stock options issued under the Icon Stock Incentive Plan; and

(viii) Borrower and each Subsidiary may make any payment or delivery in connection with a Permitted Warrant Transaction by (x) delivery of shares of the Borrower’s common stock upon net share settlement thereof and any related purchase of such common stock required to be made in connection with such delivery, (y) set-off or payment of an early termination payment or similar payment thereunder, in each case, in the Borrower’s common stock upon any early termination thereof or (z) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount.

7.4 Mergers; Consolidations; Asset Sales.

(a) Not be a party to any amalgamation or any other form of merger or consolidation or wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, unless agreed to by Agent in its sole discretion, nor permit any other Subsidiary to be a party to any amalgamation or any other form of merger or consolidation or wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, unless agreed to by Agent in its reasonable discretion provided, that, notwithstanding the foregoing provisions of this Section 7.4:

(i) the Borrower may merge or consolidate with any of its Subsidiaries, provided, that, the Borrower shall be the continuing or surviving Person;

(ii) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower);

(iii) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided, that, the continuing or surviving Person shall be such Loan Party or concurrently therewith become a Loan Party;

(iv) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party;

(v) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party or solely in the case of a Subsidiary that is not a Loan Party, another Subsidiary that is not a Loan Party prior to or concurrently with such dissolution, liquidation or winding up; and

(vi) in connection with any Permitted Acquisition the Borrower or any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (x) the Person surviving such merger with any Subsidiary shall be a direct or indirect Wholly Owned Subsidiary (and, if such Subsidiary is a Domestic Subsidiary, a Wholly Owned Domestic Subsidiary), (y) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (z) in the case of any such merger to which a Loan Party (other than the Borrower) is a party, the surviving Person is such Loan Party or concurrently therewith becomes a Loan Party.

(b) Not, and not permit any other Subsidiary to make any Disposition (which for the avoidance of doubt shall not include any Permitted Disposition), except for Dispositions for at least fair market value (as determined by the Board of Directors or a Responsible Officer of Borrower) and so long as the net book value of all such Dispositions in any Fiscal Year does not exceed $250,000.

(c) Notwithstanding any provision in this Agreement or any other Loan Documents to the contrary, the prior consent of Agent or any Lender shall not be required in connection with, and no provision in this Agreement or any other Loan Documents shall be interpreted to prohibit, the licensing or sublicensing of Intellectual Property (whether exclusive or non-exclusive) pursuant to collaborations, licenses or other strategic transactions with Third Parties or among Borrower and its Subsidiaries, including Permitted Licenses, in each case that are executed on an arms-length basis (or otherwise on fair and reasonable terms).

7.5 Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of Borrower or any Subsidiary to be amended or modified in any way which could reasonably be expected to materially and adversely affect the interests of Agent or any Lender. An amendment to Borrower’s certificate of incorporation to increase Borrower’s authorized capital stock shall not be deemed to adversely affect the interests of Agent or any Lender.

7.6 Use of Proceeds.

Use the proceeds of the Loans solely for working capital, for fees and expenses related to the negotiation, execution, delivery and closing of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and for other general business purposes of Borrower and its Subsidiaries, and not use any proceeds of any Loan or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock or to extend credit to others to purchase or carry Margin Stock.

7.7 Transactions with Affiliates.

Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, other than (i) reasonable compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements) and indemnities to, benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) for, reimbursement of expenses of, and employment arrangements with, officers, employees and directors in the ordinary course of business, (ii) transactions among Loan Parties or among Subsidiaries that are not Loan Parties, (iii) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.7 to the Disclosure Letter, (iv) transactions otherwise permitted pursuant to Sections 7.1, 7.2, 7.3, 7.4 and 7.10 of this Agreement, and (v) transactions including consideration of less than $10,000.

7.8 Inconsistent Agreements.

Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a)to the extent constituting a Material Contract, be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party from granting to Agent and Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party, other than (A) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt or the property leased or licensed, (B) customary provisions in leases and other contracts restricting the assignment thereof, (C) restrictions and conditions imposed by law, (D) those arising under any Loan Document, (E) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder, (F) any Permitted Lien or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (G) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the ordinary course of business, (H) customary provisions in joint venture agreements and other similar agreements applicable to, and agreements evidencing Debt of, Joint Ventures permitted under Section 7.10 and applicable solely to the assets of such Joint Ventures, so long as such provisions and restrictions remain in effect, (I) restrictions or encumbrances in any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (J) Permitted Convertible Bond Indebtedness.

7.9 Business Activities.

Not, and not permit any Subsidiary to, engage principally in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related or incidental thereto or which constitutes a reasonable extension or expansion thereof. Not, and not permit any Subsidiary to, issue any Equity Interest other than (a) Equity Interests of Borrower that do not require any cash dividends or other cash distributions to be made prior to the Obligations being Paid in Full or other Qualified Capital Stock of Borrower, (b) any issuance by a Subsidiary to Borrower or another Subsidiary or any minority equity holder that is a Third Party in accordance with Section 7.4 or Section 7.10 or (c) any issuance of directors’ qualifying shares as required by applicable law.

7.10 Investments.

Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

(a) The creation of any Wholly-Owned Subsidiary and contributions by any Loan Party to the capital of any Wholly-Owned Subsidiary of any Loan Party, so long as the recipient of any such contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.8;

(b) Cash Equivalent Investments;

(c) bank deposits in the ordinary course of business;

(d) Investments listed on Schedule 7.10 to the Disclosure Letter as of the Closing Date, together with any roll-over or reinvestment of such Investment(s);

(e) any purchase or other acquisition by Borrower, Icon or any Wholly-Owned Subsidiary of Borrower of the assets or equity interests of any Subsidiary of Borrower;

(f) transactions among Loan Parties permitted by Section 7.4;

(g) Hedging Obligations permitted under Section 7.1(e);

(h) advances given to employees and directors in existence as of the Closing Date and as listed on Schedule 7.10 to the Disclosure Letter, which amounts shall not be increased without Agent’s prior written consent in its sole discretion;

(i) lease, utility and other similar deposits made in the ordinary course of business and trade credit extended in the ordinary course of business;

(j) Investments consisting of the non-cash portion of the consideration received in respect of Dispositions or Involuntary Disposition permitted hereunder;

(k) Investments permitted by Borrower or any Loan Party as a result of the receipt of insurance and/or condemnation proceeds in accordance with the Loan Documents;

(l) Investments (i) received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes or (ii) in securities of customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and bona fide disputes with, customers and suppliers, and, in each case, extensions, modifications and renewals thereof;

(m) (i) the Closing Date Acquisition, (ii) Permitted Acquisitions, (iii) Investments consisting of earnest money deposits in connection with Permitted Acquisitions and (iv) Investments held by a Person acquired or merged into the Borrower or any Subsidiary in connection with a Permitted Acquisition so long as such Investments were not made in contemplation of such Permitted Acquisition and were in existence on the date of such Permitted Acquisition and Permitted Acquisitions;

(n) to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Bond Indebtedness permitted by Section 7.1(l);

(o) (i) Investments consisting of travel advances and employee relocation loans, and other employee loans and advances to officers, directors and employees in the ordinary course of business, not to exceed $250,000 in the aggregate outstanding at any one time and (ii) Investments consisting of non-cash loans to employees, officers, or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(p) to the extent constituting Investments, Investments consisting of the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(q) (i) Investments in any Loan Party by another Loan Party, (ii) Investments by any Subsidiary that is not a Loan Party in a Loan Party or any other Subsidiary that is not a Loan Party, (iii) Investments by Loan Parties in Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed $100,000 at any one time outstanding and (iv) Investments by Loan Parties in any Subsidiary that is a Massachusetts securities corporation;

(r) (i) Joint Ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support and (ii) other Joint Ventures; provided that any capital contribution or other Investment in any such Joint Ventures by Borrower and its Subsidiaries in reliance on this Section 7.10(r) shall be limited to (x) the entering into a Permitted License with such Joint Venture and (y) other Investments not exceeding $250,000 in the aggregate in any Fiscal Year; and

(s) other Investments not exceeding $100,000 in the aggregate in any Fiscal Year.

7.11 Restriction of Amendments to Certain Documents.

Not, nor permit any Loan Party to, at any time following the occurrence and continuance of an Event of Default under Sections 8.1.1, 8.1.3 or 8.1.4(a) (solely with respect to a breach under Section 7.13 and which is continuing for more than two (2) Fiscal Quarters), amend or otherwise modify in any material manner, or waive any material rights under, any provisions of any of the Material Contracts (or any replacements thereof) set forth on Schedule 5.21 hereto (as such schedule is updated from time to time pursuant to Section 6.1.2(b)(ii)).

7.12 Fiscal Year.

Not change its Fiscal Year without the prior written consent of Agent.

7.13 Financial Covenants

7.13.1 Consolidated Unencumbered Liquid Assets.

Not permit the Consolidated Unencumbered Liquid Assets to be less than, (i) as of the last day of any month ending before February 15, 2019 and the last day of any month ending after the satisfaction of the Subsequent Minimum Capital Raise Condition, $4,000,000, or (ii) at all other times, $24,000,000.

7.13.2 Minimum Aggregate Revenue.

On the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2019), not permit the Aggregate Revenue for (i) in the case of the Fiscal Quarter ending March 31, 2019, such Fiscal Quarter, (ii) in the case of the Fiscal Quarter ending June 30, 2019, the two (2) Fiscal Quarter period ending on the last day of such Fiscal Quarter, (iii) in the case of the Fiscal Quarter ending September 30, 2019, the three (3) Fiscal Quarter period ending on the last day of such Fiscal Quarter and (iv) in the case of each Fiscal Quarter ending December 31, 2019 or thereafter, the four (4) Fiscal Quarter period ending on the last day of such Fiscal Quarter, to be less than the applicable amount designated in writing by Agent (as approved by Borrower in its reasonable discretion) following the receipt of the projections for each Subject Period delivered by Borrower pursuant to Section 6.1.8 hereof, which amount shall be seventy-five percent (75%) of the projected Aggregate Revenue for such period being measured as set forth in the projections delivered by Borrower for the initial Subject Period and the last four (4) Fiscal Quarters of any Subject Period thereafter pursuant to Section 6.1.8 hereof.

7.13.3 Minimum EBITDA.

On the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2019), not permit the EBITDA of Borrower and its Subsidiaries for (i) in the case of the Fiscal Quarter ending March 31, 2019, such Fiscal Quarter, (ii) in the case of the Fiscal Quarter ending June 30, 2019, the two (2) Fiscal Quarter period ending on the last day of such Fiscal Quarter, (iii) in the case of the Fiscal Quarter ending September 30, 2019, the three (3) Fiscal Quarter period ending on the last day of such Fiscal Quarter and (iv) in the case of each Fiscal Quarter ending December 31, 2019 or thereafter, the four (4) Fiscal Quarter period ending on the last day of such Fiscal Quarter, to be less than the applicable amount designated in writing by Agent (as approved by Borrower in its reasonable discretion) following the receipt of the projections for each Subject Period delivered by Borrower pursuant to Section 6.1.8 hereof, which amount shall be seventy-five percent (75%) of the projected EBITDA for such period being measured as set forth in the projections delivered by Borrower for the initial Subject Period and the last four (4) Fiscal Quarters of any Subject Period thereafter pursuant to Section 6.1.8 hereof.

7.14 Deposit Accounts.

Not, and not permit any other Loan Party, to maintain or establish any new Deposit Accounts other than (a) Exempt Accounts and (b) the Deposit Accounts set forth on Schedule 7.14 to the Disclosure Letter (which Deposit Accounts constitute all of the Deposit Accounts, securities accounts or other similar accounts maintained by the Loan Parties as of the Closing Date) without prompt written notice to Agent thereafter. To the extent such Deposit Account is not an Exempt Account, Borrower or such other applicable Loan Party and the bank or other financial institution at which the account is to be opened after the Closing Date shall promptly enter into an Account Control Agreement, in form and substance reasonably satisfactory to Agent, as requested by Agent (it being understood that the Loan Parties shall have ninety (90) days after the acquisition or establishment of a Deposit Account (or such longer period as Agent shall agree in its sole discretion) to comply with this Section 7.14 with respect to any such Deposit Account acquired or established after the Closing Date in connection with a Permitted Acquisition or other Investment permitted by Section 7.10 (such period to be measured from the date of acquisition or establishment)).

7.15 [Reserved].

7.16 Regulatory Matters.

To the extent that any of the following would reasonably be expected to result in a Material Adverse Effect, not, and not permit any other Loan Party to, (i) make, and use commercially reasonable efforts to not permit any officer, employee or agent of any Loan Party to make, any untrue statement of material fact or fraudulent statement to the FDA or any Governmental Authority; fail to disclose a material fact required to be disclosed to the FDA or any Governmental Authority; or commit a material act, make a material statement, or fail to make a statement that could otherwise reasonably be expected to provide the basis for CMS or any Governmental Authority to undertake action against such Loan Party, (ii) conduct any clinical studies in the United States or sponsor the conduct of any clinical research in the United States without the appropriate authorizations by the FDA or relevant Governmental Authority, (iii) introduce into commercial distribution any FDA Products which are, upon their shipment, adulterated or misbranded in violation of 21 U.S.C. § 331, or (iv) otherwise incur any material liability (whether actual or contingent) for failure to comply with Health Care Laws.

7.17 Name; Permits; Dissolution; Insurance Policies; Disposition of Collateral; Taxes; Trade Names.

Borrower shall not, nor shall it permit any Loan Party to, (a) change its jurisdiction of organization or change its corporate name without ten (10) calendar days prior written notice to Agent (or such shorter period as the Agent may agree in its sole discretion) (it being agreed that the following corporate name changes to occur immediately following closing are approved: (i) pSivida Corp. will change to EyePoint Pharmaceuticals, Inc., (ii) pSivida US, Inc. will change to EyePoint Pharmaceuticals US, Inc. and (iii) Psivida Securities Corporation will change to EyePoint Pharmaceuticals Securities Corporation), (b) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration, termination or provisioning of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, (c) amend, modify, restate or change any insurance policy in a manner materially adverse to Agent or Lenders, (d) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than ten (10) calendar days prior written notice to Agent (or such shorter period as the Agent may agree in its sole discretion), or (e) to the extent provided to any Lender, revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) or other similar authorization mandated by the relevant Government Authority given to such Lender.

7.18 Truth of Statements.

Borrower shall not knowingly furnish to Agent or any Lender any certificate or other document (other than financial projections, estimates and other forward-looking information, and information of a general economic or industry specific nature) that contains, when furnished and taken as whole together with such other certificates and documents so furnished), any untrue statement of a material fact or that omits to state a material fact necessary to make it not materially misleading in light of the circumstances under which it was furnished; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, Borrower covenants only that such information will be prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time such information is prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

7.19 Milestone Payments under Acquisition Agreement.

Notwithstanding anything set forth in the Acquisition Agreement, not and not permit any Subsidiary, to (i) pay all or any portion of the “Development Milestone Payment” (as defined in the Acquisition Agreement) (A) at any time prior to the satisfaction of the Subsequent Minimum Capital Raise Condition or (B) at any time following the occurrence and continuance of a Default or an Event of Default or if a Default or Event of Default would result from any such payment(s) or (ii) pay all or any portion of any other “Milestone Consideration” (as defined in the Acquisition Agreement) at any time following the occurrence and continuance of a Default or an Event of Default or if a Default or Event of Default would result from any such payment(s).

Section 8 Events of Default; Remedies.

8.1 Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1 Non-Payment of Credit.

(a) Default in the payment when due of all outstanding Obligations on the Termination Date; (b) default, and continuance thereof for five (5) Business Days, in the payment when due of any Revenue-Based Payment; or (c) without duplication of clause (b) hereof, default, and continuance thereof for ten (10) Business Days, in the payment when due of any other interest, fee, or other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2 Default Under Other Debt.

(a) Any default shall occur under the terms applicable to any Debt of any Loan Party (excluding the Obligations, Hedging Obligations, Permitted Hedge Transactions and Permitted Warrant Transactions) in an aggregate principal amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000; or

(b) There occurs under any agreement related to Hedging Obligations, a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which Borrower or any Subsidiary is the Defaulting Party (as defined therein) and the net termination value owed by Borrower or such Subsidiary as a result thereof is greater than $250,000, and such termination value is required to be paid in cash and may not be settled by the delivery of common stock of Borrower.

8.1.3 Bankruptcy; Insolvency.

(a) Any Loan Party shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or except as permitted by Section 7.4(a), shall otherwise be dissolved or liquidated, or (v) make an application or commence a proceeding seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law; or

(b) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Loan Party or the whole or any substantial part of any of Loan Party’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition or claim filed against any Loan Party seeking reorganization, liquidation, appointment of a receiver, interim receiver, liquidator, conservator, trustee or special manager or similar relief under the any Debtor Relief Law or any other applicable law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Loan Party or of the whole or any substantial part of any of Loan Party’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Loan Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower takes any action to indicate its approval of or consent.

8.1.4 Non-Compliance with Loan Documents.

(a) Any failure by Borrower to comply with or to perform any covenant set forth in Section 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for thirty (30) days after the earlier of any Responsible Officer of a Loan Party becoming aware of such failure or notice thereof to Borrower from Agent or any Lender.

8.1.5 Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6 Pension Plans.

(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing obligations in excess of $250,000; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without un-accrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

8.1.7 Judgments.

Final judgments which exceed an aggregate of $250,000 (to the extent not adequately covered by insurance as to which the insurance company has not disclaimed liability (provided that customary “reservation of rights” letters shall not be deemed to be disclaimers of liability)) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) calendar days after entry or filing of such judgments.

8.1.8 Invalidity of Loan Documents or Liens.

(a) Any Loan Document shall cease to be in full force and effect otherwise in accordance with its express terms that results in a material diminution of the rights and remedies afforded to Agent and/or Lenders or any other secured parties thereunder; (b) any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Loan Document or the Closing Date Warrant or shall otherwise fail to honor its obligations under the Closing Date Warrant; or (c) other than as a result of any act or omission by the Agent, any Lien created pursuant to any Loan Document ceases to constitute a valid first priority perfected Lien (subject to Permitted Liens) on any material portion of the Collateral in accordance with the terms thereof, or Agent ceases to have a valid perfected first priority security interest (subject to Permitted Liens) in any material portion of the Collateral pledged to Agent, for the benefit of Lenders, pursuant to the Collateral Documents.

8.1.9 Invalidity of Subordination Provisions.

Any subordination provision in any document or instrument governing any subordinated debt of a Loan Party or any subordination provision in any intercreditor agreement in respect of such subordinated debt, shall cease to be in full force and effect, or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10 Change of Control.

A Change of Control shall occur.

8.1.11 Certificate Withdrawals, Adverse Test or Audit Results, and Other Matters.

(a) The institution of any proceeding by FDA, CMS, or any other Governmental Authority to order the withdrawal of any Product or Product category or Service or Service category from the market or to enjoin Borrower or any of its Subsidiaries from manufacturing, marketing, selling, distributing, or otherwise providing any Product or Product category or Service or Service category that, in each case, could reasonably be expected to have a Material Adverse Effect, (b) the institution of any action or proceeding by DEA, FDA, CMS, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by Borrower or any of its Subsidiaries or any of their representatives, which, in each case, could reasonably be expected to have a Material Adverse Effect, (c) the commencement of any enforcement action against Borrower or any of its Subsidiaries by DEA, FDA, CMS, or any other Governmental Authority that could reasonably be expected to have a Material Adverse Effect, (d) the recall of any Products or Service from the market, the voluntary withdrawal of any Products or Service from the market, or actions to discontinue the sale of any Products or Service that, in each case, could reasonably be expected to have a Material Adverse Effect, (e) the occurrence of adverse test, audit, or inspection results in connection with a Product or Service which could reasonably be expected to have a Material Adverse Effect, or (f) the occurrence of any event described in clauses (a) through (e) above that would otherwise cause Borrower to be excluded from participating in any federal, provincial, state or local health care programs under Section 1128 of the Social Security Act or any similar law or regulation.

8.1.12 Material Adverse Effect.

(a) Any Material Adverse Effect shall occur that is not otherwise provided for in this Section 8.1.

8.2 Remedies.

(a) If any Event of Default described in Section 8.1.3 shall occur, the Loan and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may, and upon the written request of Required Lenders shall, declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Loans and other Obligations (including without limitation the Exit Fee and prepayment fee payable with respect thereto) shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Agent shall use commercially reasonable efforts to promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

(b) In addition to the acceleration provisions set forth in Section 8.2(a) above, upon the occurrence and continuation of an Event of Default, Agent may (or shall at the request of Required Lenders) exercise any and all rights, options and remedies provided for in any Loan Document, under the Uniform Commercial Code, any other applicable foreign or domestic laws or otherwise at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent, for the benefit of Lenders, or Required Lenders at any place reasonably designated by Required Lenders in their sole discretion and/or relinquish or abandon any Collateral or securities pledged or any Lien thereon. Agent and Lenders agree that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to the Intellectual Property, the rights of the licensees under any Permitted License will not be terminated, limited or otherwise adversely affected so long as no default exists under such Permitted License in a way that would permit the licensor to terminate such Permitted License (commonly termed a non-disturbance).

(c) The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

(d) Notwithstanding any provision of any Loan Document, Agent, in its sole discretion shall have the right, but not any obligation, at any time that Loan Parties fail to do so, subject to any applicable cure periods permitted by or otherwise set forth in the Loan Documents, and from time to time, without prior notice, to: (i) discharge (at Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize Agent’s Lien priority in the Collateral; or (ii) make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral (each such advance or payment set forth in clauses (i) and (ii) herein, a “Protective Advance”). Agent shall be reimbursed for all Protective Advances pursuant to Section 2.9.1(b) and/or Section 2.10, as applicable, and any Protective Advances shall bear interest at the Default Rate from the date such Protective Advance is paid by Agent until it is repaid. No Protective Advance by Agent shall be construed as a waiver by Agent, or any Lender of any Default, Event of Default or any of the rights or remedies of Agent or any Lender under any Loan Document.

Section 9 Agent.

9.1 Appointment; Authorization.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

9.2 Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3 Limited Liability.

None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4 Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8.2; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.6 Credit Decision.

Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and the other Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.

9.7 Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s Pro Rata Term Loan Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8 Agent Individually.

SWK and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though SWK were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, SWK or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), SWK and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though SWK were not Agent, and the terms “Lender” and “Lenders” include SWK and its Affiliates, to the extent applicable, in their individual capacities.

9.9 Successor Agent.

Agent may resign as Agent at any time upon 30 days’ prior written notice to Lenders and Borrower (unless during the existence of an Event of Default such notice is waived by Required Lenders). If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf of, and after consulting with Lenders and (so long as no Event of Default exists) Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent becomes effective, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above; provided that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue so to hold such collateral security until such time as a successor Agent is appointed and the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit so long as retiring Agent shall continue to so hold such collateral security. Upon the acceptance of a successor’s appointment as Agent hereunder, the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents in respect of the Collateral.

9.10 Collateral and Guarantee Matters.

Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 10.1(a)(ii) hereof to release any party from its guaranty under the Guarantee and Collateral Agreement (i) when all Obligations have been Paid in Full or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to release or subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 7.2(d) (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1). Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.

Agent shall (a) release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full, (ii) in respect of property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement) or (iii) subject to Section 10.1, if directed to do so in writing by Required Lenders; (b) notwithstanding Section 10.1(a)(ii) hereof release any party from its guaranty under the Guarantee and Collateral Agreement (i) when all Obligations have been Paid in Full or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) release or subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 7.2(d) (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1).

In furtherance of the foregoing, Agent agrees to execute and deliver to Borrower, at Borrower’s expense, such subordination, termination and release documentation as Borrower may reasonably request to evidence a Lien subordination or release that occurs pursuant to terms of this Section 9.10 and deliver to Borrower, at the expense of Borrower, any portion of such Collateral so released pursuant to this Section 9.10 that is in possession of Agent.

9.11 Intercreditor Agreements.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into one or more intercreditor agreements in relation to any other Debt of Borrower entered into in accordance with this Agreement or as otherwise approved by Required Lenders, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Lender further agrees to be bound by the terms and conditions of any such intercreditor agreement. Each Lender hereby authorizes Agent to issue blockages notices in connection with any such Debt of Borrower and such intercreditor agreement, or any replacement intercreditor agreement, at the direction of Required Lenders.

9.12 Actions in Concert.

For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

Section 10 Miscellaneous.

10.1 Waiver; Amendments.

(a) Except as otherwise expressly provided in this Agreement, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by Borrower (with respect to Loan Documents to which Borrower is a party), by Lenders having aggregate Pro Rata Term Loan Shares of not less than the aggregate Pro Rata Term Loan Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, in addition to Required Lenders and Borrower, do any of the following: (A) increase any of the Commitments (provided that only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase and it being understood and agreed that a waiver of any condition precedent set forth in this Agreement to making the additional advance pursuant to Section 2.2.2 or of any Default is not considered an extension or increase in the Commitments of any Lender), (B) extend the date scheduled for payment of any principal of (except as otherwise expressly set forth below in clause (C)) or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents (excluding mandatory prepayments), or (C) reduce the principal amount of any Loan, the amount or rate of interest thereon (provided that Required Lenders may rescind an imposition of default interest pursuant to Section 2.6.1), or any fees or other amounts payable hereunder or under the other Loan Documents; and

(ii) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders in addition to Borrower (with respect to Loan Documents to which Borrower is a party), do any of the following: (A) release any material guaranty under the Guarantee and Collateral Agreement or release all or substantially all of the Collateral granted under the Collateral Documents, except as otherwise specifically provided in this Agreement or the other Loan Documents, (B) change the definition of Required Lenders, (C) change any provision of this Section 10.1, (D) amend the provisions of Section 2.10.2, or (E) reduce the aggregate Pro Rata Term Loan Shares required to effect any amendment, modification, waiver or consent under the Loan Documents.

(b) No amendment, modification, waiver or consent shall, unless in writing and signed by Agent, in addition to Borrower and Required Lenders (or all Lenders directly affected thereby or all of the Lenders, as the case may be, in accordance with the provisions above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Section 9), under this Agreement or any other Loan Document.

(c) No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

(d) Notwithstanding anything to the contrary herein, the Agent and the Loan Parties may amend or modify this Agreement and any other Loan Document to (1) cure any factual or typographical error, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Lenders, extend an additional Lien over additional property for the benefit of the Lenders or join additional Persons as Loan Parties.

10.2 Notices.

All notices hereunder shall be in writing (including via electronic mail) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic mail transmission shall be deemed to have been given when sent if sent during regular business hours on a Business Day, otherwise, such deemed delivery will be effective as of the next Business Day; notices sent by mail shall be deemed to have been given five (5) Business Days after the date when sent by registered or certified mail, first class postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. Borrower, Agent and Lenders each hereby acknowledge that, from time to time, Agent, Lenders and Borrower may deliver information and notices using electronic mail.

10.3 Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.13 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.13 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Section 7.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Borrower that Required Lenders wish to amend Section 7.13 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Required Lenders. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements referenced in Section 5.4(a) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto or the application thereof, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein.

10.4 Costs; Expenses.

Borrower agrees to pay within five (5) Business Days of demand the reasonable and documented, out-of-pocket costs and expenses of (a) Agent (including Legal Costs) in connection with (i) the preparation, execution and delivery (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith, (ii) the administration of the Loans and the Loan Documents, and (iii) any proposed or actual amendment, supplement or waiver to any Loan Document, and (b) Agent and Lenders (including Legal Costs) in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay and to save Agent and Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to and to the extent provided in Section 6.2. All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes, and termination of this Agreement.

10.5 Indemnification by Borrower.

(i) In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and reasonable and documented out-of-pocket expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to any Loan Party or any of their respective officers, directors or agents, including, without limitation, (a) any tender offer, merger, purchase of equity interests, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result solely from the applicable Lender Party’s own bad faith, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction in a non-appealable judgment, or (f) such Person’s general operation of its business including all product liability out of or in connection with such Person’s or any of its Affiliates or licensees manufacture, use or sale of a Product or the provision of a Service; provided, that, such indemnity shall not, as to any Lender Party, be available to the extent that such Indemnified Liabilities (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a claim brought by any Loan Party against a Lender Party for material breach of such Lender Party’s obligations hereunder or under any other Loan Document, or (ii) arise solely from a dispute among the Lender Parties (except when and to the extent that one of the Lender Parties party to such dispute was acting in its capacity or in fulfilling its role as Agent, or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Loan Parties or any of their respective Affiliates. This Section 10.5 shall not apply with respect to (x) Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any third party claim or any other non-Tax claim and (y) yield protection matters covered by Sections 3.2 and 3.3, which shall be governed exclusively by Sections 3.2 and 3.3. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

(ii) Notwithstanding the foregoing in this Section 10.5, the Loan Parties shall not be liable for any settlement of any proceeding effected without the Loan Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Loan Parties’ written consent, or if there is a judgment against an Lender Party in any such proceeding, the Loan Parties shall indemnify and hold harmless each Lender Party to the extent and in the manner set forth above. The Loan Parties shall not, without the prior written consent of a Lender Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Lender Party in respect of which indemnity could have been sought hereunder by such Lender Party unless (a) such settlement includes an unconditional release of such Lender Party from all liability or claims that are the subject matter of, or arise out of, such proceeding and (b) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Lender Party.

10.6 Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the fullest extent permitted by applicable law, to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7 Nonliability of Lenders.

The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. To the fullest extent permitted under applicable law, execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8 Assignments.

10.8.1 Assignments.

(a) Any Lender may at any time assign to one or more Persons (other than a Loan Party or any of their respective Affiliates) (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent, and, so long as no Event of Default has occurred and is continuing, Borrower (which consents shall not be unreasonably withheld or delayed except in the case of any proposed assignment to a Competitor, in which case such consent shall be in Borrower’s sole discretion), provided, however, that no such consent(s) shall be required:

(i) from Borrower for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender, but such Lender will give written notice to Borrower of any such assignment;

(ii) from Agent for an assignment by a Lender to an Affiliate of a Lender or an Approved Fund of a Lender;

(iii) from Borrower or Agent for an assignment by SWK Funding LLC, as a Lender, to any Person for which SWK Advisors LLC acts as an investment advisor (or any similar type of representation or agency) pursuant to a written agreement, but SWK Funding LLC will give written notice to Borrower of any such assignment;

(iv) from Borrower or Agent for an assignment by a Lender of its Loans and its Note as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder); or

(v) from Borrower, Agent or any Lender for (A) the assignment of SWK’s Loans and Commitments to a Permitted Assignee (as defined below) or (B) a collateral assignment by SWK of, and the grant by SWK of a security interest in, all of SWK’s right, title and interest in, to and under each of the Loan Documents, including, without limitation, all of SWK’s rights and interests in, to and under this Agreement, the Obligations and the Collateral (collectively, the “Assigned Rights”), to a Permitted Assignee, provided that no such collateral assignment shall release SWK from any of its obligations under any of the Loan Documents. In connection with any enforcement of or foreclosure upon its security interests in any of the Assigned Rights, a Permitted Assignee, upon notice to Borrower, SWK and the other Lenders, shall be entitled to substitute itself, or its designee, for SWK as a Lender under this Agreement. For purposes hereof, the term “Permitted Assignee” shall mean any lender to or funding source of SWK or its Affiliate, together with its successors, assigns or designees (including, without limitation, any purchaser or other assignee of the Assigned Rights from such Person). Effective immediately upon the replacement of SWK as a Lender under this Agreement by a Permitted Assignee in accordance with this clause (v), SWK shall automatically be deemed to have resigned as Agent pursuant to Section 9.9 of this Agreement (without the need for Agent giving advance written notice of such resignation as required pursuant to such Section 9.9), and Required Lenders shall appoint a successor Agent in accordance with Section 9.9 of this Agreement.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning

Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Term Loan Share (and, as applicable, a Note in the principal amount of the Pro Rata Term Loan Share retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be, in the absence of manifest error, conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(d) Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note as collateral security (i) to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender which is at least fifty percent (50%) owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to an Approved Fund or any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any other Approved Fund.

10.9 Participations.

Any Lender may at any time sell to one or more Persons (other than a Competitor) participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees, to the fullest extent permitted by applicable law, that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.10.4. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that a Participant shall not be entitled to such benefits unless such Participant agrees, for the benefit of Borrower, to comply with the documentation requirements of Section 3.1(c) as if it were a Lender and complies with such requirements, and to be subject to the provisions of Section 3.4 and provided, further, that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold). Any such Lender transferring a participation shall, as an agent for Borrower, maintain in the United States a register to record the names, address, and interest, principal and other amounts owing to, each Participant. The entries in such register shall be, in the absence of manifest error, conclusive, and Borrower, Agent and the Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Participation register shall be available for inspection by the Agent or Borrower, at any reasonable time upon reasonable prior written notice from Agent or Borrower.

10.10 Confidentiality.

Agent and each Lender agree to maintain as confidential all information (including, without limitation, any information provided by Borrower pursuant to Sections 6.1, 6.2 and 6.9) provided to them by any other party hereto and/or any other Loan Party, as applicable, and to not disclose any such information to any other Person, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loans and the Commitments (provided that such Persons have been informed of the covenants contained in this Section 10.10); (b) to any assignee or participant or potential assignee or participant that has agreed in writing to comply with the covenants contained in this Section 10.10 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that becomes publicly available through no fault of Agent or any Lender and other than as a result of a breach of this Section 10.10; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. In each case described in clauses (c), (d) and (e) (as such disclosure in clause (e) pertains to litigation only), where the Agent or Lender, as applicable, is compelled to disclose a Loan Party’s confidential information, promptly after such disclosure the Agent or such Lender, as applicable, shall notify Borrower of such disclosure provided, however, that neither the Agent nor any Lender shall be required to notify Borrower of any such disclosure (i) to any federal or state banking regulatory authority conducting an examination of the Agent or such Lender, or (ii) to the extent that it is legally prohibited from so notifying Borrower. Notwithstanding the foregoing, Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.11 Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.12 Nature of Remedies.

All Obligations of Borrower and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.13 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile machine or in “.pdf” format through electronic mail of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “.pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.14 Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15 Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

10.16 Successors; Assigns.

This Agreement shall be binding upon Borrower, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, Lenders and Agent and the successors and assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

10.17 Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS CODE).

10.18 Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, U.S. FIRST CLASS POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.19 Waiver of Jury Trial.

EACH OF BORROWER, AGENT AND EACH LENDER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.20 Patriot Act.

Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

10.21 Independent Nature of Relationship.

Nothing herein contained shall constitute the Borrower and SWK as a partnership, an association, a joint venture or any other kind of entity or legal form or constitute any party the agent of the other. No party shall hold itself out contrary to the terms of this Section 10.21 and no party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. Neither the Borrower nor SWK has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. The Borrower and SWK agree that SWK is not involved in or responsible for the manufacture, marketing or sale of any Product or the provision of any Service.

10.22 SWK Status. SWK hereby represents that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

PSIVIDA CORP.,
a Delaware corporation

By:	/s/ Nancy Lurker

Name:	Nancy Lurker
Title:	President and Chief Executive Officer

AGENT AND LENDERS:

SWK FUNDING LLC,
as Agent and a Lender

By: SWK Holdings Corporation,
its sole Manager

By:	/s/ Winston Black

Name:	Winston Black
Title:	Chief Executive Officer

ANNEX I

Commitments and Pro Rata Term Loan Shares

Lender	Commitment	Pro Rata Term Loan Share
SWK Funding LLC	$20,000,000	100%

ANNEX II

Addresses

Party	Notice Address
Agent:

SWK Funding LLC

14755 Preston Road, Suite 105

Dallas, Texas 75254

Email: notifications@swkhold.com

with a copy to:

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attn: Ryan Magee

Email: ryan.magee@hklaw.com

Borrower:	PSIVIDA CORP. 480 Pleasant Street Suite B300 Watertown, MA 02472 Attn: Nancy Lurker Email: nlurker@psivida.com

Annex II - 1

Party	Notice Address

Website: psivida.com with a copy to: Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 Attn: Edward Purdon Email: edward.purdon@hoganlovells.com

Annex II - 2

EXHIBIT A

Form of Assignment Agreement

This ASSIGNMENT AGREEMENT (the “Assignment Agreement”) is entered into as of [            ], 20[        ], by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of March 28, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among PSIVIDA CORP., a Delaware corporation (“Borrower”), the Lenders party thereto from time to time (“Lenders”), and SWK FUNDING LLC, as administrative agent (in such capacity, together with its successors and assigns, the “Agent”) on behalf of the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1. For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and the Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Credit Agreement, as of the Effective Date (as defined below) (a) all of Assignors’ rights and obligations in its capacities as Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest, as identified on the schedule attached hereto, of all of such outstanding rights and obligations of Assignor under or in relation to the Credit Agreement, and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as an “Assigned Interest”). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by Assignor.

2. Assignor (a) represents that as of the Effective Date, that it is the legal and beneficial owner of the Assigned Interests free and clear of any adverse claim; (b) represents that, as of the date hereof, the balance of the Loan is $[                    ]; (c) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) represents and warrants that it has, independently and without reliance upon Agent or

Exhibit A-1

Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase such Assigned Interest; (d) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) hereby represents and warrants that upon the effectiveness of this Assignment Agreement, Assignee will be a Lender under the Credit Agreement and further agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (g) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (h) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty; (i) it meets the requirements to be an assignee under Section 10.8(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.8(a) of the Credit Agreement), and (j) represents and warrants that it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type.

4. The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (b) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.

6. From and after the Effective Date, Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to Assignee.

7. THIS ASSIGNMENT AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS CODE).

8. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by facsimile, portable document format (.pdf), or other electronic transmission of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

[Remainder of page intentionally blank; signature page follows.]

Exhibit A-2

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:
[ ]

By:
Name:
Title:

ASSIGNEE:
[ ]

By:
Name:
Title:

Acknowledged and Agreed:

SWK FUNDING LLC,
as Agent

By: SWK Holdings Corporation,

its sole Manager

By:
Name:
Title:

Exhibit A-3

Schedule to Assignment Agreement

Assignor:
Assignee:
Effective Date:

Credit Agreement:	Credit Agreement, dated as of March 28, 2018, among PSIVIDA CORP., a Delaware corporation, as Borrower, the financial institutions party thereto from time to time as Lenders, and SWK FUNDING LLC, as Agent, as it may be amended, restated, supplemented or otherwise modified from time to time

Interests Assigned:

	Term Loan		Aggregate Pro Rata Term Loan Share
Assignor Amounts (pre-assignment)		$20,000,000	100%
Assignor Amounts (post-assignment)	$
Amounts Assigned	$
Assignee Amounts (pre-assignment)		$0	0%
Assignee Amounts (post-assignment)	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:

Attention:	ABA #:
Telephone:	Account #:
Telecopy:	Reference:

Exhibit A-4

EXHIBIT B

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

[                    ], 20[    ]

Please refer to the Credit Agreement, dated as of March 28, 2018 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among PSIVIDA CORP., a Delaware corporation (“Borrower”), the lenders party thereto from time to time as Lenders, and SWK FUNDING LLC, as administrative agent (in such capacity, together with its successors and assigns, the “Agent”) on behalf of the Lenders. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

Enclosed herewith is a copy of the [annual audited/quarterly unaudited] financial statements required under the Credit Agreement as at and for the period ending [                        ] (the “Computation Date”), which financial statements fairly present in all material respects the financial condition and results of operations of the Persons covered by such financial statements as of the Computation Date and for the period then ended and have been prepared in accordance with GAAP consistently applied (subject to the absence of footnotes and to normal year-end adjustments).

Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the computations required by Sections 7.13.1, 7.13.2, and 7.13.3 of the Credit Agreement and such computations are true and correct as of the Computation Date.

Borrower further certifies that no Event of Default or Default has occurred and is continuing [except as set forth on Annex I hereto, which Annex describes such Event of Default or Default and the steps, if any, being taken to cure it].

[[Include with any quarterly reports, if applicable] [Attached hereto are copies of each material written demand, notice or document received by Borrower that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables for all Loan Parties]]

[[Include with any annual reports] [Attached hereto are updated Schedules 5.16, 5.18(a)(i), 5.18(b)(i) and 5.21 to the Disclosure Letter setting forth any changes to the disclosures set forth in such schedules as most recently provided to Agent.][There have been no changes to Schedules 5.16, 5.18(a)(i), 5.18(b)(i) and 5.21 to the Disclosure Letter as most recently provided to Agent.][Attached hereto are updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report.][There have been no changes to the Schedules to the Guarantee and Collateral Agreement as most recently provided to Agent.]]

Exhibit B-1

Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on [                    ], 20[    ].

PSIVIDA CORP.,
a Delaware corporation

By:

Name:

Title:

Exhibit B-2

Schedule to Compliance Certificate

Dated as of                     1

A. Section 7.13.1 – Consolidated Unencumbered Liquid Assets

1A. any Cash Equivalent Investment owned by Borrower and the other Loan Parties on a consolidated basis (I) which are not the subject of any Lien (other than (w) the Lien for the benefit of Agent and Lenders, (x) bankers’ liens, (y) rights of setoff or (z) any non-consensual Lien permitted under Section 7.2) or other arrangement with any creditor to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower and such Loan Parties and (II) which are held in one or more accounts other than Exempt Accounts:

(a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof	$

(b)    commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least “A-l” by Standard & Poor’s Ratings Group or “P-l” by Moody’s Investors Service, Inc.

$

(c)    any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System or is a U.S. branch of a foreign banking institution and has a combined capital and surplus and undivided profits of not less than $500,000,000)

$

(d)    any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in Item (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of Items (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one-hundred percent (100%) of the repurchase obligation of such Lender (or other commercial banking institution) thereunder

$

[1]	The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

Exhibit B-3

(e) money market accounts or mutual funds which invest exclusively or substantially in assets satisfying the foregoing requirements	$
(f) cash	$
(g) other short term liquid investments approved in writing by Agent (such approval not to be unreasonably withheld or delayed)	$

(h)    instruments equivalent to those referred to in Items 1(A)(a) through (g) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Loan Parties or any of their Subsidiaries organized in such jurisdiction

$
1B. The aggregate amount of Borrower’s accounts payable under GAAP that are ninety (90) days or more past due for such accounts payable (other than any accounts payable being contested in good faith)	$
1C. Total of Items 1(A)(a) through (h) above, minus Item 1(B) above	$

2.  Minimum Required

2A. As of the last day of any month ending before February 15, 2019, and the last day of any month ending after the satisfaction of the Subsequent Minimum Capital Raise Condition, is the amount in Item 1C equal to or greater than $4,000,000?

Yes No
2B. As of all times other than the times described in Item 2A, is the amount in Item 1C equal to or greater than $24,000,000?		Yes No

Exhibit B-4

B. Section 7.13.2 – Minimum Aggregate Revenue[2]
For the applicable period ending on the Computation Date:

1.  The aggregate amount of revenue recognized under GAAP (including, for the avoidance of doubt, for any period, the applicable portion of any one-time upfront cash payment with respect to any such revenues for which GAAP required the recognition of revenue from such cash payment to be deferred over time), consistently applied, less all rebates, discounts and other price allowances. “Aggregate Revenue” shall be determined in a manner consistent with the methodologies, practices and procedures used in developing Borrower’s audited financial statements.

$
2. Minimum Required for corresponding period	(See table to be provided by Agent)[3]
Is the amount in Item 1 equal to or greater than the amount referenced in Item 2?	Yes No
C. Section 7.13.3 – Minimum EBITDA[4]
For the applicable period ending on the Computation Date:
1. Consolidated Net Income (or loss) of Borrower and its Subsidiaries as determined under GAAP for consecutive month period ending on the Computation Date	$

In each case, to the extent deducted in determining Item 1 and without duplication of the foregoing items, and in each case for Borrower and its Subsidiaries for the          month period ending on the Computation Date

2. Interest Expense	$
3. Income tax expense (including tax accruals)	$
4. Depreciation and amortization	$

[2]	To be finalized based on updated Projections delivered in for each Subject Period; Include calculation beginning with the Fiscal Quarter ended March 31, 2019
[3]	As approved by Borrower in its reasonable discretion
[4]	To be finalized based on updated Projections delivered for each Subject Period; Include calculation beginning with the Fiscal Quarter ended March 31, 2019

Exhibit B-5

5.  nonrecurring cash fees, costs and expenses incurred in connection with (a) the Acquisitions of product licenses and product lines from a third party, and, sales and development milestone payments to any third party, in relation to any material contractual obligation or any other Acquisition or Investment and, to the extent permitted hereunder, issuances or incurrences of Debt, issuances of Equity Interests, Dispositions, Involuntary Dispositions, consolidations, recapitalizations or refinancing transactions and modifications of Indebtedness, whether or not consummated, (b) the negotiation and closing of this Agreement and the Loan Documents, and (c) the Closing Date Acquisition

$
6. Non-cash expenses relating to equity-based compensation, including stock option awards, or purchase accounting	$
7. Any unrealized losses (or minus any such gains) in respect of Hedging Obligations	$
8. Any foreign currency translation losses (or minus any such gains)	$
9. Any net losses (or minus any net gains) attributable to the early extinguishment or conversion of Debt	$
10. Any other nonrecurring and/or non-cash expenses or charges approved by the Agent	$
11. Sum of Items 1 through 10	$
12. Minimum Required for corresponding period	(See table to be provided by Agent)[5]
Is the amount in Item 11 equal to or greater than the amount referenced in Item 12?	Yes No

[5]	As approved by Borrower in its reasonable discretion

Exhibit B-6

EXHIBIT C

Form of Note

PROMISSORY NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED and pursuant to the terms of this PROMISSORY NOTE (as amended, restated, supplemented, or otherwise modified from time to time, this “Note”), the undersigned, PSIVIDA CORP., a Delaware corporation (“Borrower”), having an address at 480 Pleasant, Street, Watertown, MA 02472, promises to pay to the order of [                    ] (together with all subsequent holders of this Note being hereinafter referred to collectively, as “Holder”), at the offices of SWK FUNDING LLC, a Delaware limited liability company, as agent (in such capacity, together with its successors and assigns, the “Agent”), on behalf of Holder and the other Lenders (defined below), having an address at 14755 Preston Road, Suite 105, Dallas, Texas 75254, or at such other place as Holder hereof may designate in writing, the principal sum of up to [                    ] DOLLARS ($[                    ]), or such lesser amount as may be advanced by Holder pursuant to that certain Credit Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders party thereto from time to time (each a “Lender” and collectively, the “Lenders”), and Agent, together with interest on the unpaid amount from time to time outstanding under this Note at the rate or rates of interest provided therefor in the Credit Agreement. This Note evidences the obligation of Borrower to repay, with interest thereon, the Loans under the Credit Agreement made by Lenders to Borrower pursuant to the Credit Agreement.

[Signature Page to Credit Agreement]

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

PRINCIPAL AND INTEREST

Principal. Borrower shall make payments on the principal balance of this Note and accrued interest on the principal balance of this Note in accordance with the provisions of the Credit Agreement. If not sooner paid, the entire unpaid principal balance of this Note and all interest thereon shall be paid on the Term Loan Maturity Date.

Interest. Interest on the unpaid balance of this Note will accrue from the date of this Note until final payment thereof in accordance with the applicable provisions of the Credit Agreement.

Prepayments. Borrower may prepay the principal sum outstanding from time to time hereunder as provided in the Credit Agreement, subject to any prepayment premium set forth in the Credit Agreement.

INCORPORATION OF CREDIT AGREEMENT

This Note has been issued pursuant to the Credit Agreement, and all of the terms, covenants and conditions of the Credit Agreement (including all Exhibits and Schedules thereto) and all other instruments evidencing or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full.

EVENTS OF DEFAULT

Upon the occurrence and during the continuance of an Event of Default, the Holder shall have the rights and remedies set forth in the Credit Agreement and the other Loan Documents, in addition to any other remedies to which the Holder may be entitled.

LAWFUL LIMITS

All agreements between Borrower and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof, of the Credit Agreement or of any other Loan Documents shall involve transcending the limit of validity prescribed by any law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any circumstance Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Holder.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code, as amended from time to time, apply in determining the Maximum Lawful Rate notwithstanding that the parties have chosen the laws of the State of New York (or applicable United States federal law to the extent that it permits Holder to contract for, charge, take, receive or reserve a greater amount of interest than the laws of the State of New York) to govern and control in the enforcement, interpretation and construction of the Loan Documents generally, Holder hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Holder’s right from time to time to change such method in accordance with applicable law, as the same may be amended or modified from time to time, to utilize any other method of establishing the Maximum Lawful Rate under the Texas Finance Code or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. To the extent United States federal law permits Holder to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Holder will rely on United States federal law instead of applicable state law for the purpose of determining the Maximum Lawful Rate. As used herein, (x) the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Holder in accordance with the applicable law (or applicable United States federal law to the extent that it permits Holder to contract for, charge, take, receive or reserve a greater amount of interest than under applicable state law), taking into account all Charges made in connection with the transaction evidenced by the Note and the other Loan Documents, and (y) the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, received, taken or reserved by Holder in connection with the transactions relating to the Loan Agreement, the Note and the other Loan Documents, which are treated as interest under applicable law.

MISCELLANEOUS

WAIVERS. PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT OR DISHONOR, PROTEST, NOTICE OF PROTEST, DEMAND, NOTICE OF DEMAND, NOTICE OF ACCELERATION OR INTENT TO ACCELERATE AND ALL OTHER NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THIS NOTE ARE HEREBY IRREVOCABLY WAIVED BY BORROWER.

Exercise of Remedies. No delay on the part of Agent or Holder in the exercise of any right, power or remedy hereunder, under the Credit Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise by Agent or Holder of any right, power or remedy hereunder, under the Credit Agreement or under any other Loan Document preclude other or further exercise thereof, or the exercise of any other right, power or remedy. Upon the occurrence and continuance of an Event of Default, Agent and Holder shall at all times have the right to proceed against any portion of the Collateral in such order and in such manner as Agent and Holder may deem fit, subject to and in accordance with the Credit Agreement, Guarantee and Collateral Agreement and IP Security Agreement without waiving any rights with respect to any other security.

Invalid Provisions. The illegality or unenforceability of any provision of this Note shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Note.

Governing Law. THIS NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS CODE).

Definition of Note. All references to “Note” or “Notes” in the Loan Documents shall also include this Note, to the extent not returned to Borrower for cancellation, as the same may be amended, supplemented, modified, divided and/or restated and in effect from time to time.

New Notes. Upon Agent’s written request (on behalf of Holder) Borrower shall execute and deliver to Agent new Notes and/or split or divide the Notes, or any of them, in exchange for the then existing Notes, in such smaller amounts or denominations as Agent shall specify; provided, that the aggregate principal amount of such new, split or divided Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are replaced shall then be deemed no longer outstanding under the Credit Agreement and replaced by such new Notes and returned to Borrower promptly after Agent’s receipt of the replacement Notes.

Replacement Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrower shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding under the Credit Agreement. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrower with an indemnity in writing to indemnify, defend and save them harmless in respect of such replaced Notes.

[Remainder of page intentionally blank; signature page follows].

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed as of the day and year first written above.

BORROWER:

PSIVIDA CORP.,

a Delaware corporation

By:
Name:
Title: